UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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KELLOGG COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KELLOGG COMPANY, BATTLE CREEK, MICHIGAN 49017-3534

Dear Shareowner:

It is my pleasure to invite you to attend the 2010 Annual Meeting of Shareowners of Kellogg Company. The meeting will be held at 1:00 p.m. Eastern Time on April 23, 2010 at the W. K. Kellogg Auditorium, 50 West Van Buren Street, Battle Creek, Michigan.

The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. Please review this material for information concerning the business to be conducted at the meeting and the nominees for election as Directors.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their shareowners on the Internet. We believe these rules allow us to provide our Shareowners with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

Attendance at the Annual Meeting will be limited to Shareowners only. If you are a holder of record of Kellogg common stock and you plan to attend the meeting, please save your notice of electronic availability or proxy card, as the case may be, and bring it to the meeting to use as your admission ticket. If you plan to attend the meeting, but your shares are not registered in your own name, please request an admission ticket by writing to the following address: Kellogg Company Shareowner Services, One Kellogg Square, Battle Creek, MI 49017-3534. Evidence of your stock ownership, which you may obtain from your bank, stockbroker, etc., must accompany your letter. Shareowners without tickets will only be admitted to the meeting upon verification of stock ownership.

Shareowners needing special assistance at the meeting are requested to contact Shareowner Services at the address listed above.

Your vote is important. Whether or not you plan to attend the meeting, I urge you to vote your shares as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy or voting instruction card by mail, you may sign, date and mail the card in the envelope provided.

Sincerely,

David Mackay

President and Chief Executive Officer

March 8, 2010

KELLOGG COMPANY

One Kellogg Square

Battle Creek, Michigan 49017-3534

NOTICE OF THE ANNUAL MEETING OF SHAREOWNERS

TO BE HELD APRIL 23, 2010

TO OUR SHAREOWNERS:

The 2010 Annual Meeting of Shareowners of Kellogg Company, a Delaware corporation, will be held at 1:00 p.m. Eastern Time on April 23, 2010 at the W. K. Kellogg Auditorium, 50 West Van Buren Street, Battle Creek, Michigan, for the following purposes:

1.	To elect four Directors for a three-year term to expire at the 2013 Annual Meeting of Shareowners;

2.	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP for our 2010 fiscal year;

3.	To consider and act upon a Shareowner proposal to adopt simple majority vote, if properly presented at the meeting; and

4.	To take action upon any other matters that may properly come before the meeting, or any adjournments thereof.

Only Shareowners of record at the close of business on March 2, 2010 will receive notice of and be entitled to vote at the meeting or any adjournments. We look forward to seeing you there.

By Order of the Board of Directors,

Gary Pilnick

Senior Vice President,

General Counsel, Corporate Development and Secretary

March 8, 2010

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREOWNERS

TO BE HELD ON FRIDAY, APRIL 23, 2010

ABOUT THE MEETING

Information About this Proxy Statement.

Why you received this proxy statement.    You have received these proxy materials because our Board of Directors, which we refer to as the Board, is soliciting your proxy to vote your shares at the 2010 Annual Meeting of Shareowners of Kellogg to be held at 1:00 p.m. Eastern Time at the W. K. Kellogg Auditorium, 50 West Van Buren Street, in Battle Creek, Michigan, on Friday, April 23, 2010, or any adjournments thereof. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission and that is designed to assist you in voting your shares. On March 10, 2010, we began to mail to our Shareowners of record as of the close of business on March 2, 2010, either a notice containing instructions on how to access this proxy statement and our annual report online or a printed copy of these proxy materials. If you own our common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one notice or set of these proxy materials. To assist us in saving money and to serve you more efficiently, we encourage you to have all your accounts registered in the same name and address by contacting our transfer agent, Wells Fargo Shareowner Services, at P.O. Box 64854, St. Paul, MN 55164-0854; phone number: (877) 910-5385.

Notice of Electronic Availability of Proxy Statement and Annual Report.    As permitted by Securities and Exchange Commission rules, we are making this proxy statement and our annual report available to our Shareowners electronically via the Internet. The notice of electronic availability contains instructions on how to access this proxy statement and our annual report and vote online. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the notice.

Summary Processing.    The Securities and Exchange Commission’s rules permit us to print an individual’s multiple accounts on a single notice or set of annual meeting materials. This printing method is referred to as “summary processing” and may result in cost savings. To take advantage of this opportunity, we have summarized on one notice or set of annual meeting materials all of the accounts registered with the same tax identification number or duplicate name and address, unless we received contrary instructions from the impacted Shareowner prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the notice or annual meeting materials, as requested, to any Shareowner to which a single copy of those documents was delivered. If you prefer to receive separate copies of the notice or annual meeting materials, contact Broadridge Financial Solutions, Inc. at (800) 542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you are currently a Shareowner sharing an address with another Shareowner and wish to receive only one copy of future notices or annual meeting materials for your household, please contact Broadridge at the above phone number or address.

Who Can Vote — Record Date.    The record date for determining Shareowners entitled to vote at the annual meeting is March 2, 2010. Each of the approximately 379,630,349 shares of Kellogg common stock issued and outstanding on that date is entitled to one vote at the annual meeting.

How to Vote — Proxy Instructions.    If you received a notice of electronic availability, you can not vote your shares by filling out and returning the notice. The notice, however, provides instructions on how to vote by Internet, by telephone or by requesting and returning a paper proxy card or voting instruction card.

If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the shareowner of record. As the shareowner of record, you have the right to vote in person at the meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you are also invited to attend the meeting. Since a beneficial owner is not the shareowner of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your broker, nominee or trustee that holds your shares, giving you the right to vote the shares at the meeting.

Whether you hold shares directly as a registered shareowner of record or beneficially in street name, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker, nominee or trustee. In most cases, you will be able to do this by telephone, by using the Internet or by mail if you received a printed set of the proxy materials.

By Telephone or Internet — If you have telephone or Internet access, you may submit your proxy by following the instructions provided in the notice of electronic availability, or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. The deadline for voting by telephone or via the Internet is 11:59 p.m. Eastern Time on Thursday, April 22, 2010.

By Mail — If you received printed proxy materials, you may submit your proxy by mail by signing your proxy card if your shares are registered or, for shares held beneficially in street name, by following the voting instructions included by your broker, nominee or trustee, and mailing it in the enclosed envelope.

If you wish to vote using the proxy card, complete, sign, and date your proxy card and return it to us before the meeting.

Whether you vote by telephone, over the Internet or by mail, you may specify whether your shares should be voted for all, some or none of the nominees for Director (Proposal 1); whether you approve, disapprove or abstain from voting on the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2010 (Proposal 2); and whether you approve, disapprove or abstain from voting on the Shareowner proposal, if properly presented at the meeting (Proposal 3).

When a properly executed proxy is received, the shares represented thereby, including shares held under our Dividend Reinvestment Plan, will be voted by the persons named as the proxy according to each Shareowner’s directions. Proxies will also be considered to be voting instructions to the applicable Trustee with respect to shares held in accounts under our Savings & Investment Plans and other employee benefit plans.

If the proxy is properly executed but you do not specify how you want to vote your shares on your proxy card or voting instruction card, or voting by telephone or over the Internet, we will vote them “For” the election of all nominees for Director as set forth under “Proposal 1 — Election of Directors” below, “For” Proposal 2 and “Against” Proposal 3, and otherwise at the discretion of the persons named in the proxy card.

Revocation of Proxies.    If you are a shareowner of record, you may revoke your proxy at any time before it is exercised in any of three ways:

(1)	by submitting written notice of revocation to our Secretary;

(2)	by submitting another proxy by telephone, via the Internet or by mail that is later dated and, if by mail, that is properly signed; or

(3)	by voting in person at the meeting.

If your shares are held in street name, you must contact your broker, nominee or trustee to revoke and vote your proxy.

Quorum.    A quorum of Shareowners is necessary to hold a valid meeting. A quorum will exist if the holders representing a majority of the votes entitled to be cast by the Shareowners at the annual meeting are present, in person or by proxy. Broker “non-votes” and abstentions are counted as present at the Annual Meeting for purposes of determining whether a quorum exists. A broker “non-vote” occurs when a nominee, such as a bank or broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under current New York Stock Exchange rules, nominees would have discretionary voting power for ratification of PricewaterhouseCoopers LLP (Proposal 2), but not for the election of Directors (Proposal 1) and for approval of the Shareowner proposal (Proposal 3).

Required Vote.    Our Board has adopted a majority voting policy which applies to the election of Directors. Under this policy, any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to offer his or her resignation following certification of the Shareowner vote. Our Board’s Nominating and Governance Committee would then consider the offer of resignation and make a recommendation to our independent Directors as to the action to be taken with respect to the offer. This policy does not apply in contested elections. For more information about this policy, see “Corporate Governance — Majority Voting for Directors; Director Resignation Policy.”

Under Delaware law, a nominee who receives a plurality of the votes cast at the Annual Meeting will be elected as a Director (subject to the resignation policy described above). The “plurality” standard means the nominees who receive the largest number of “for” votes cast are elected as Directors. Thus, the number of shares not voted for the election of a nominee (and the number of “withhold” votes cast with respect to that nominee) will not affect the determination of whether that nominee has received the necessary votes for election under Delaware law. However, the number of “withhold” votes with respect to a nominee will affect whether or not our Director resignation policy will apply to that individual. If any nominee is unable or declines to serve, proxies will be voted for the balance of those named and for such person as shall be designated by the Board to replace any such nominee. However, the Board does not anticipate that this will occur.

The affirmative vote of the holders representing a majority of the shares present and entitled to vote at the annual meeting is necessary to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2010 (Proposal 2) and to approve the Shareowner proposal (Proposal 3). Shares present but not voted because of abstention will have the effect of a “no” vote on Proposals 2 and 3. If you do not provide your broker or other nominee with instructions on how to vote your “street name” shares, your broker or nominee will not be permitted to vote them on non-routine matters (a broker “non-vote”) such as Proposals 1 and 3. Shares subject to a broker “non-vote” will not be considered entitled to vote with respect to Proposals 1 and 3, and will not affect the outcome on that proposal. Please note that this year the rules regarding how brokers may vote your shares have changed. Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote so we encourage you to provide instructions to your broker regarding the voting of your shares.

Other Business.    We do not intend to bring any business before the meeting other than that set forth in the Notice of the Annual Meeting and described in this proxy statement. However, if any other business should properly come before the meeting, the persons named in the proxy card intend to vote in accordance with their best judgment on such business and on any matters dealing with the conduct of the meeting pursuant to the discretionary authority granted in the proxy.

Costs.    We pay for the preparation and mailing of the Notice of the Annual Meeting and proxy statement. We have also made arrangements with brokerage firms and other custodians, nominees, and fiduciaries for forwarding proxy-soliciting materials to the beneficial owners of the Kellogg common stock at our expense. In addition, we have retained D.F. King & Co., Inc. to aid in the solicitation of proxies by mail, telephone, facsimile, e-mail and personal solicitation. For these services, we will pay D.F. King & Co., Inc. a fee of $12,000, plus reasonable expenses.

Directions to Annual Meeting.    To obtain directions to attend the annual meeting and vote in person, please contact Investor Relations at (269) 961-2800 or at investor.relations@kellogg.com.

SECURITY OWNERSHIP

Five Percent Holders.    The following table shows each person who, based upon their most recent filings or correspondence with the SEC beneficially owns more than 5% of our common stock.

Beneficial Owner	Shares Beneficially Owned	Percent of Class on January 2, 2010
W. K. Kellogg Foundation Trust (1)	89,125,969(2)	23.3%
c/o The Bank of New York Company, Inc.
One Wall Street
New York, NY 10286

George Gund III	32,330,659(3)	8.5%
39 Mesa Street Suite 300
San Francisco, CA 94129

Key Corp	32,036,085(4)	8.4%
127 Public Square
Cleveland, OH 44114-1306

(1)	The trustees of the W. K. Kellogg Foundation Trust (the “Kellogg Trust”) are Jim Jenness, Sterling Speirn, Wenda Moore and The Bank of New York Mellon Trust Company, N.A. The W. K. Kellogg Foundation, a Michigan charitable corporation (the “Kellogg Foundation”), is the sole beneficiary of the Kellogg Trust. The Kellogg Trust owns 85,578,520 shares of Kellogg Company, or 22.4% of our outstanding shares on January 2, 2010. Under the agreement governing the Kellogg Trust (the “Agreement”), at least one trustee of the Kellogg Trust must be a member of the Kellogg Foundation’s Board, and one member of our Board must be a trustee of the Kellogg Trust. The Agreement provides if a majority of the trustees of the Kellogg Trust (which majority must include the corporate trustee) cannot agree on how to vote the Kellogg stock, the Kellogg Foundation has the power to direct the voting of such stock. With certain limitations, the Agreement also provides that the Kellogg Foundation has the power to approve successor trustees, and to remove any trustee of the Kellogg Trust.

(2)	According to Schedule 13G/A filed with the SEC on February 11, 2010, The Bank of New York Mellon Corporation (“BONYMC”), as parent holding company for The Bank of New York Mellon Trust Company, N.A., (“BONY”), as trustee of the Kellogg Trust, shares voting and investment power with the other three trustees with respect to the 85,578,520 shares owned by the Kellogg Trust. The remaining shares not owned by the Kellogg Trust that are disclosed in the table above represent shares beneficially owned by BONYMC, BONY and the other trustees unrelated to the Kellogg Trust. BONYMC has sole voting power for 3,094,431 shares, shared voting power for 85,642,465 shares (including those shares beneficially owned by the Kellogg Trust), sole investment power for 3,303,042 shares and shared investment power for 85,720,201 shares (including those shares beneficially owned by the Kellogg Trust).

(3)	According to Schedule 13G/A filed with the SEC on February 11, 2010, George Gund III has sole voting power for 116,750 shares, shared voting power for 32,213,909 shares, sole investment power for 116,750 shares and shared investment power for 4,925,695 shares. Of the shares over which Mr. Gund has shared voting and investment power, 2,395,663 shares are held by a nonprofit foundation of which Mr. Gund is one of eight trustees and one of twelve members. Mr. Gund disclaims beneficial ownership as to all of these shares. Gordon Gund, a Kellogg Director, is a brother of George Gund III and may be deemed to share voting or investment power over the shares shown as beneficially owned by George Gund III, as to which shares Gordon Gund disclaims beneficial ownership.

(4)	According to a Schedule 13G/A filed with the SEC on February 12, 2010, KeyCorp, as trustee for certain Gund family trusts included under (3) above, as well as other trusts, has sole voting power for 2,504,525 shares, shared voting power for 10,000 shares, sole investment power for 31,764,983 shares and shared investment power for 262,262 shares.

Officer and Director Stock Ownership.    The following table shows the number of shares of Kellogg common stock beneficially owned as of January 15, 2010, by each Director, each executive officer named in the Summary Compensation Table and all Directors and executive officers as a group.

Name	Shares(1)	Options(2)	Deferred Stock Units(3)	Total Beneficial Ownership(4)	Percentage
Non-NEO Directors
Benjamin Carson	25,924	40,000	0	65,924	*
John Dillon(5)	26,030	43,750	0	69,780	*
Gordon Gund(6)	57,480	35,548	57,948	150,976	*
Jim Jenness(7)	110,594	614,510	11,986	737,090	*
Dorothy Johnson	41,481	39,715	22,523	103,719	*
Donald Knauss	6,396	6,931	0	13,327	*
Ann Korologos	35,467	35,000	18,320	88,787	*
Rogelio Rebolledo	4,432	2,534	0	6,966	*
Sterling Speirn(7)	8,086	5,781	0	13,867	*
Robert Steele	7,386	9,110	0	16,496	*
John Zabriskie	35,462	41,800	26,595	103,857	*
Named Executive Officers
David Mackay	280,182	1,652,658	2,591	1,935,431	*
John Bryant	161,095	755,198	0	916,293	*
Tim Mobsby	108,655	280,509	0	389,164	*
Paul Norman	62,439	172,327	0	234,766	*
Brad Davidson	69,821	144,595	0	214,416	*
All Directors and executive officers as a group (20 persons)(8)	1,190,631	4,665,564	139,963	5,996,158	1.6%

*	Less than 1%.

(1)	Represents the number of shares beneficially owned, excluding shares which may be acquired through exercise of stock options and units held under our deferred compensation plans. Includes the following number of shares held in Kellogg’s Grantor Trust for Non-Employee Directors which are subject to restrictions on investment: Dr. Carson, 24,460 shares; Mr. Dillon, 21,780 shares; Mr. Gund, 31,628 shares; Mr. Jenness, 10,186 shares; Ms. Johnson, 23,415 shares; Mr. Knauss, 6,396 shares; Ms. McLaughlin Korologos, 31,378 shares; Mr. Rebolledo, 4,432 shares; Mr. Speirn, 8,087 shares; Mr. Steele, 7,386 shares; Dr. Zabriskie, 28,262 shares; and all Directors as a group, 197,410 shares.

(2)	Represents options that were exercisable on January 15, 2010 and options that become exercisable within 60 days of January 15, 2010.

(3)	Represents the number of common stock units held under our deferred compensation plans as of January 15, 2010. The deferred stock units, or DSUs, have no voting rights. For additional information, refer to “2009 Director Compensation and Benefits — Elective Deferral Program” and “Compensation Discussion and Analysis — Elements of Our Compensation Program — Base Salaries” for a description of these plans.

(4)	None of the shares listed have been pledged as collateral.

(5)	Includes 250 shares held for the benefit of a minor son, over which Mr. Dillon disclaims beneficial ownership.

(6)	Includes 10,000 shares owned by Mr. Gund’s wife. Gordon Gund disclaims beneficial ownership of the shares beneficially owned by his wife and George Gund III.

(7)	Does not include shares owned by the Kellogg Trust, as to which Mr. Jenness and Mr. Speirn, as trustees of the Kellogg Trust as of the date of this table, share voting and investment power, or shares as to which the Kellogg Trust or the Kellogg Foundation have current beneficial interest.

(8)	Includes 12,030 shares owned by, or held for the benefit of, spouses; 1,250 shares owned by, or held for the benefit of children, over which the applicable Director, or executive officer disclaims beneficial ownership; 11,896 shares held in our Savings & Investment Plans; and 197,410 restricted shares, which contain some restrictions on investment.

Section 16(a) Beneficial Ownership Reporting Compliance.    Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, executive officers, and greater-than-10% Shareowners to file reports with the SEC. SEC regulations require us to identify anyone who filed a required report late during the most recent fiscal year. Based on our review of these reports and written certifications provided to us, we believe that the filing requirements for all of these reporting persons were complied with, except that one Form 4 for David Mackay was inadvertently filed late by Kellogg. A Form 4 was filed in February 2009 reporting the acquisition of deferred executive compensation units.

CORPORATE GOVERNANCE

Board-Adopted Corporate Governance Guidelines.    We operate under corporate governance principles and practices (the “Guidelines”) that are designed to maximize long-term Shareowner value, align the interests of the Board and management with those of our Shareowners and promote high ethical conduct among our Directors and employees. The Board has focused on continuing to build upon our strong corporate governance practices over the years. The Guidelines include the following:

•

A majority of the Directors, and all of the members of the Audit, Compensation, and Nominating and Governance Committees, are required to meet the independence requirements of the New York Stock Exchange.

•

One of the Directors is designated a Lead Director, who chairs and may call executive session meetings of independent, non-employee Directors, approves proposed meeting agendas and schedules, and establishes a method for Shareowners and other interested parties to use in communicating with the Board.

•	The Board reviews CEO succession planning at least once per year.

•	The Board and each Board committee have the power to hire independent legal, financial or other advisors as they may deem necessary, at our expense.

•	Non-employee Directors meet in executive session at least three times annually.

•	The Board and Board committees conduct annual self-evaluations.

•

The independent members of the Board use the recommendations from the Nominating and Governance Committee and Compensation Committee to conduct an annual review of the CEO’s performance and determine the CEO’s compensation.

•

Non-employee Directors who change their principal responsibility or occupation from that held when they were elected shall offer his or her resignation for the Board to consider continued appropriateness of Board membership under the circumstances.

•	Directors have free access to Kellogg officers and employees.

•	Continuing education is provided to Directors consistent with our Board Education Policy.

•	No Director may be nominated for a new term if he or she would be seventy-two or older at the time of election.

•	No Director shall serve as a Director, officer or employee of a competitor.

•	No Director should serve on more than four other boards of public companies in addition to Kellogg.

•

All Directors are expected to comply with stock ownership guidelines for Directors, under which they are generally expected to hold at least five times their annual cash retainer in stock and stock equivalents.

Board Leadership Structure; Communication with the Board.     The following section describes the Company’s Board leadership structure, the reasons why the structure is in place at this time, the roles of various positions, and related key governance practices.

Our Board is composed of 10 independent Directors, Mr. Jenness, the executive Chairman of the Board, and Mr. Mackay, President and Chief Executive Officer. In addition, as provided in our Guidelines, the Board has designated one of the independent directors as lead director. The Board has established five standing Committees — audit, compensation, nominating and governance, social responsibility and consumer marketing. Each of the Board Committees is composed solely of independent Directors, each with a different independent Director serving as Committee chair. We believe that the mix of experienced independent and management Directors that make up our Board, along with the independent role of our Lead Director and our independent Board Committees, benefits Kellogg and its Shareowners.

The Board believes that it is beneficial to Kellogg and its Shareowners to designate one of the Directors as a Lead Director. The Lead Director serves a variety of roles including, reviewing and approving Board agendas, meeting materials and schedules to confirm the appropriate topics are reviewed and sufficient time is allocated to each; serving as liaison between the Chairman of the Board, Chief Executive Officer and the non-management Directors; presiding at the executive sessions of independent Directors and at all other meetings of the Board of Directors at which the Chairman of the Board is not present; and calling an executive session of independent Directors at any time, consistent with the Guidelines. Gordon Gund, an independent Director and the Chairman of the Nominating and Governance Committee, is currently our Lead Director. Mr. Gund is an effective Lead Director for Kellogg due to, among other things, his independence, his deep strategic and operational understanding of Kellogg obtained while serving as a Kellogg Director, and his corporate governance knowledge acquired during his tenure as a member of the governance committees of two Fortune 500 companies. Mr. Gund may be contacted at gordon.gund@kellogg.com. Any communications which Shareowners or interested parties may wish to send to the Board may be directly sent to Mr. Gund at this e-mail address.

With respect to the roles of Chairman and CEO, the Guidelines provide that the roles may be separated or combined, and the Board exercises its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. The Board believes that the combination or separation of these positions should continue to be considered as part of the succession planning process. Since 2006, the roles have been separated, with Mr. Jenness serving as Chairman. Mr. Jenness has been closely involved with Kellogg for over thirty years in various roles including Chief Executive Officer, Director and leadership positions with one of our key advertising agencies. Given his unique knowledge, experience, and relationship with both the Board and management, his continued role as executive Chairman provides significant value for Kellogg and its Shareowners.

Our Board conducts an annual evaluation to determine whether it and its Committees are functioning effectively. As part of this annual self-evaluation, the Board evaluates whether the current leadership structure continues to be appropriate for Kellogg and its Shareowners. Our Guidelines provide the flexibility for our Board to modify our leadership structure in the future as appropriate. We believe that Kellogg, like many U.S. companies, has been well-served by this flexible leadership structure.

Board Oversight of Enterprise Risk.    The Board utilizes our Enterprise Risk Management (ERM) process to assist in fulfilling its oversight of our risks. Management, which is responsible for day-to-day risk management, conducts a risk assessment of Kellogg’s business annually. The risk assessment process is global in nature and has been developed to identify and assess the Company’s risks, including the nature of the risk, as well as to identify steps to mitigate and manage each risk. Several hundred of our key business leaders, functional heads and other managers are surveyed and/or interviewed to develop this information.

While risk oversight is a full Board responsibility, the responsibility for monitoring the ERM process has been delegated to the Audit Committee. As such, one of the leaders of the ERM process is the Vice President, Internal Audit, who reports directly to the Chair of the Audit Committee.

The results of the risk assessment are reviewed with the Audit Committee and the full Board. The centerpiece of the assessment is the discussion of the key risks of Kellogg, which includes the potential magnitude and likelihood of each risk. As part of the process for each risk, management identifies the senior executive responsible for managing the risk, the potential impact, management’s initiatives to manage the risk, the most recent Board or Committee update, and the timing of the next scheduled Board or Committee review.

The results of the risk assessment are then integrated into the Board’s processes. Oversight responsibility for each risk is allocated among the full Board and its Committees, and specific Board and Committee agendas are developed accordingly. Each Committee chair works directly with Kellogg’s key senior executive responsible for the matters allocated to the Committee to develop agenda topics, review materials to be discussed with the Committee, and otherwise discuss those topics relating to the particular Committee. Through this process each key risk is reviewed at least annually, with many topics reviewed on several occasions throughout the year.

Due to the dynamic nature of risk, the overall status of Kellogg’s enterprise risks are updated and a summary of key risks is reviewed at each Audit Committee meeting and adjustments are made to Board and Committee agendas throughout the year so that enterprise risks are reviewed at the relevant times. This process facilitates the Board’s ability to fulfill its oversight responsibilities of the Company’s risks.

Majority Voting for Directors; Director Resignation Policy.    In an uncontested election of Directors (that is, an election where the number of nominees is equal to the number of seats open) any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation to the Nominating and Governance Committee (following certification of the Shareowner vote) for consideration in accordance with the following procedures.

The Nominating and Governance Committee would promptly consider such resignation and recommend to the Qualified Independent Directors (as defined below) the action to be taken with respect to such offered resignation, which may include (1) accepting the resignation; (2) maintaining the Director but addressing what the Qualified Independent Directors believe to be the underlying cause of the withheld votes; (3) determining that the Director will not be renominated in the future for election; or (4) rejecting the resignation. The Nominating and Governance Committee would consider all relevant factors including, without limitation, (a) the stated reasons why votes were withheld from such Director; (b) any alternatives for curing the underlying cause of the withheld votes; (c) the tenure and qualifications of the Director; (d) the Director’s past and expected future contributions to Kellogg; (e) our Director criteria; (f) our Corporate Governance Guidelines; and (g) the overall composition of the Board, including whether accepting the resignation would cause Kellogg to fail to meet any applicable SEC or NYSE requirement.

The Qualified Independent Directors would act on the Nominating and Governance Committee’s recommendation no later than 90 days following the date of the Shareowners’ meeting where the election occurred. In considering the Nominating and Governance Committee’s recommendation, the Qualified Independent Directors would consider the factors considered by the Nominating and Governance Committee and such additional information and factors the Board believes to be relevant. Following the Qualified Independent Directors’ decision, Kellogg would promptly disclose in a current report on Form 8-K the decision whether to accept the resignation as tendered (providing a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation).

To the extent that any resignation is accepted, the Nominating and Governance Committee would recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

Any Director who tenders his or her resignation pursuant to this provision would not participate in the Nominating and Governance Committee’s recommendation or Qualified Independent Directors’ consideration regarding whether to accept the tendered resignation. Prior to voting, the Qualified Independent Directors would afford the Director an opportunity to provide any information or statement that he or she deems relevant. If a majority of the members of the Nominating and Governance Committee received a greater number of votes “withheld” from their election than votes “for” their election at the same election, then the remaining Qualified Independent Directors who are on the Board who did not receive a greater number of votes “withheld” from their election than votes “for” their election (or who were not standing for election) would consider the matter directly or may appoint a Board committee amongst themselves solely for the purpose of considering the tendered resignations that would make the recommendation to the Board whether to accept or reject them.

For purposes of this policy, the term “Qualified Independent Directors” means:

•	All Directors who (1) are independent Directors (as defined in accordance with the NYSE Corporate Governance Rules) and (2) are not required to offer their resignation in accordance with this policy.

•

If there are fewer than three independent Directors then serving on the Board who are not required to offer their resignations in accordance with this policy, then the Qualified Independent Directors shall mean all of the independent Directors and each independent Director who is required to offer his or her resignation in accordance with this Policy shall recuse himself or herself from the deliberations and voting only with respect to his or her individual offer to resign.

Director Independence.    The Board has determined that all current Directors (other than Mr. Jenness and Mr. Mackay) are independent based on the following standards: (a) no entity (other than a charitable entity) of which a Director is an employee in any position or any immediate family member (as defined) is an executive officer, made payments to, or received payments from, Kellogg and its subsidiaries in any of the 2009, 2008, or 2007 fiscal years in excess of the greater of (1) $1,000,000 or (2) two percent of that entity’s annual consolidated gross revenues; (b) no Director, or any immediate family member employed as an executive officer of Kellogg or its subsidiaries, received in any twelve month period within the last three years more than $120,000 per year in direct compensation from Kellogg or its subsidiaries, other than Director and committee fees and pension or other forms of deferred compensation for prior service not contingent in any way on continued service; (c) Kellogg did not employ a Director in any position, or any immediate family member as an executive officer, during the past three years; (d) no Director was a current partner or employee of a firm that is Kellogg’s internal or external auditor (“Auditor”), no immediate family member of a Director was a current partner of the Auditor or an employee of the Auditor who personally worked on our audit, and no Director or immediate family member of a Director was during the past three years a partner or employee of the Auditor and personally worked on our audit within that time; (e) no Director or immediate family member served as an executive officer of another company during the past three years at the same time as a current executive officer of Kellogg served on the compensation committee of such company; and (f) no other material relationship exists between any Director and Kellogg or our subsidiaries.

The Board also considered commercial ordinary-course transactions with respect to several Directors as it assessed independence status, including transactions relating to purchasing supplies, selling product and marketing arrangements. The Board concluded that these transactions did not impair Director independence for a variety of reasons including that the amounts in question were considerably under the thresholds set forth in our independence standards and the relationships were not deemed material.

Shareowner Recommendations for Director Nominees.    The Nominating and Governance Committee will consider Shareowner nominations for membership on the Board. For the 2011 Annual Meeting of Shareowners, nominations may be submitted to the Office of the Secretary, Kellogg Company, One Kellogg Square, Battle Creek, Michigan 49017, which will forward them to the Chairman of the Nominating and Governance Committee. Recommendations must be in writing and we must receive the recommendation not earlier than November 10, 2010 and not later than December 10, 2010. Recommendations must also include certain other requirements specified in our bylaws.

When filling a vacancy on the Board, the Nominating and Governance Committee identifies the desired skills and experience of a new Director in light of the criteria described above and nominates individuals who it believes can strengthen the board’s capability and further diversify the collective experience represented by the then-current Directors. The Nominating and Governance Committee may, as it has done in the past, engage third parties to assist in the search and provide recommendations. Also, Directors are generally asked to recommend candidates for the position. The candidates would be evaluated based on the process outlined in the Corporate Governance Guidelines and the Nominating and Governance Committee charter, and the same process would be used for all candidates, including candidates recommended by Shareowners.

Attendance at Annual Meetings.    All Directors properly nominated for election are expected to attend the Annual Meeting of Shareowners. All of our Directors attended the 2009 Annual Meeting of Shareowners.

Code of Ethics.    We have adopted the Code of Conduct for Kellogg Company Directors and Global Code of Ethics for Kellogg Company employees (including the chief executive officer, chief financial officer and corporate controller). Any amendments to or waivers of the Global Code of Ethics applicable to our chief executive officer, chief financial officer or corporate controller will be posted on www.kelloggcompany.com. There were no amendments to or waivers of the Global Code of Ethics in 2009.

Availability of Corporate Governance Documents.    Copies of the Corporate Governance Guidelines, the Charters of the Audit, Compensation, and Nominating and Governance Committees of the Board, the Code of Conduct for Kellogg Company Directors, and Global Code of Ethics for Kellogg Company employees can be found on the Kellogg Company website at www.kelloggcompany.com under “Corporate Governance.” Shareowners may also request a free copy of these documents from: Kellogg Company Consumer Affairs, P.O. Box CAMB, Battle Creek, Michigan 49016-1986 (phone: (800) 961-1413), the Investor Relations Department at that same address (phone: (269) 961-2800) or investor.relations@kellogg.com.

BOARD AND COMMITTEE MEMBERSHIP

In 2009, the Board had the following standing committees: Audit, Compensation, Nominating and Governance, Social Responsibility, Consumer Marketing and Executive.

The Board held 10 meetings in 2009. All of the incumbent Directors attended at least 75% of the total number of meetings of the Board and of all Board committees of which the Directors were members during 2009.

The table below provides 2009 membership and meeting information for each Board committee as of January 2, 2010:

Name	Audit	Compensation	Nominating and Governance	Social Responsibility	Consumer Marketing	Executive
Benjamin Carson			✓	✓	✓
John Dillon	✓	Chair	✓			✓
Gordon Gund		✓	Chair		✓	✓
Jim Jenness(1)						Chair
Dorothy Johnson				Chair	✓	✓
Don Knauss	✓				✓
Ann McLaughlin Korologos		✓	✓	✓
David Mackay(1)						✓
Rogelio Rebolledo	✓				✓
Sterling Speirn				✓	✓
Robert Steele	✓				Chair	✓
John Zabriskie	Chair	✓	✓			✓
2009 Meetings	6	4	3	2	2	0

(1)	Mr. Jenness and Mr. Mackay attend committee meetings as members of management, other than portions of those meetings held in executive session.

Audit Committee.    Pursuant to a written charter, the Audit Committee, among other things, assists the Board in monitoring the integrity of our financial statements, the independence and performance of our independent registered public accounting firm, the performance of our internal audit function, our Enterprise Risk Management process, our compliance with legal and regulatory requirements, and other related matters. The Audit Committee, or its Chair, also pre-approves all audit, internal control-related and permitted non-audit engagements and services by the independent registered public accounting firm and their affiliates. It also discusses and/or reviews specified matters with, and receives specified information or assurances from, Kellogg management and the independent registered public accounting firm. The Committee also has the sole authority to appoint, subject to Shareowner ratification, or replace the independent registered public accounting firm, which directly reports to the Audit Committee, and is directly responsible for the compensation and oversight of the independent registered public accounting firm. Each member of the Audit Committee has been determined by the Board to be an “audit committee financial expert,” as that term is defined in Item 407(d)(5) of SEC Regulation S-K. Each member has experience actively supervising a principal financial officer and/or principal accounting officer. Each of the Committee members meets the independence requirements of the New York Stock Exchange.

Compensation Committee.    Pursuant to a written charter, the Compensation Committee, among other things, (a) reviews and approves the compensation philosophy and principles for senior executives; (b) reviews and makes recommendations for the compensation of senior management personnel and monitors overall compensation for senior executives, including reviewing risks arising from the Company’s compensation policies and practices; (c) reviews and recommends the compensation of the Chief Executive Officer; (d) has sole authority to retain or terminate any compensation consultant used to evaluate senior executive compensation; (e) oversees and administers employee benefit plans to the extent provided in those plans; and (f) reviews trends in management compensation. The Committee may form and delegate authority to subcommittees or the Chair when appropriate. The Compensation Committee, or its Chair, also pre-approves all engagements and services to be performed by any consultants to the Compensation Committee. Each of the Compensation Committee members meets the independence requirements of the New York Stock Exchange.

To assist the Compensation Committee in discharging its responsibilities, the Committee’s practice has been to retain an independent compensation consultant. In fiscal 2009, Towers Perrin reported directly to the Compensation Committee as an independent compensation consultant. Other than the work it performed in fiscal 2009 for the Compensation Committee and the Board, Towers Perrin did not provide any consulting services to Kellogg or its executive officers. On January 3, 2010, Towers Perrin merged with Watson Wyatt & Co. to form Towers Watson & Co. Since the merger, Towers Watson has continued to perform the work that was produced by Watson Wyatt — broad-based benefits and actuarial consulting. Towers Watson has not performed any work relating to director or executive compensation for the Compensation Committee in fiscal 2010. As a result of the merger, the Compensation Committee is currently assessing whether Towers Watson will be retained for fiscal 2010 by the Compensation Committee as an independent compensation consultant and is exploring various alternatives. The Compensation Committee will not retain Towers Watson as its compensation consultant for fiscal 2010 unless the Committee is satisfied that Towers Watson can provide independent advice on compensation matters.

As noted above, the Compensation Committee is charged with overseeing the review and assessment of risks arising from the Company’s compensation policies and practices. In 2009, the Compensation Committee reviewed compensation design features considered to encourage excessive risk taking and the Company’s approach to those features. Kellogg uses a number of approaches to mitigate excessive risk taking, including significant weighting towards long-term incentive compensation, emphasizing qualitative goals in addition to quantitative metrics, and equity ownership guidelines. As a result of this review, together with input from the independent compensation consultant, the Committee determined that the risks arising from the Company’s compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

For additional information about the Compensation Committee’s processes for establishing and overseeing executive compensation, refer to “Compensation Discussion and Analysis — Our Compensation Methodology.”

Nominating and Governance Committee.    Pursuant to a written charter, the Nominating and Governance Committee, among other things, assists the Board by (a) identifying and reviewing the qualifications of candidates for Director and in determining the criteria for new Directors; (b) recommends nominees for Director to the Board; (c) recommends committee assignments; (d) reviews annually the Board’s compliance with the Corporate Governance Guidelines; (e) reviews annually the Corporate Governance Guidelines and recommends changes to the Board; (f) monitors the performance of Directors and conducts performance evaluations of each Director before the Director’s renomination to the Board; (g) administers the annual evaluation of the Board; (h) provides annually an evaluation of CEO performance used by the independent members of the Board in their annual review of CEO performance; (i) considers and evaluates potential waivers of the Codes of Conduct and Ethics for Directors and senior officers (for which there were none in 2009); (j) makes a report to the Board on CEO succession planning at least annually; (k) provides an annual review of the independence of Directors to the Board; (l) reviews and recommends to the Board responses to Shareowner proposals; and (m) reviews Director compensation. The Chair of the Nominating and Governance Committee, as Lead Director, also presides at executive sessions of independent Directors of the Board. Each of the Nominating and Governance Committee members meets the independence requirements of the New York Stock Exchange.

Social Responsibility Committee.    Pursuant to a written charter, the Social Responsibility Committee reviews the manner in which we discharge our social responsibilities and recommends to the Board policies, programs and practices it deems appropriate to enable us to carry out and discharge our social responsibilities, including diversity and corporate responsibility. This commitment means investing in and enriching communities in which we conduct business, as well as encouraging employee involvement in these activities.

Consumer Marketing Committee.    Pursuant to a written charter, the Consumer Marketing Committee reviews matters regarding our marketing activities, including strategies, programs, spending and execution quality in order to help ensure that our marketing is consistent with, and is sufficient to support, our overall strategy and performance goals.

Executive Committee.    Pursuant to a written charter, the Executive Committee is generally empowered to act on behalf of the Board between meetings of the Board, with some exceptions.

PROPOSAL 1 — ELECTION OF DIRECTORS

We are the world’s leading producer of cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, fruit snacks, frozen waffles, and veggie foods. Kellogg products are manufactured and marketed globally. As such, we believe that in order for our Board to effectively guide Kellogg to long-term sustainable, dependable performance, it should be composed of individuals with sophistication and experience in the many disciplines that impact our business. In order to best serve Kellogg and our Shareowners, we seek to have a Board, as a whole, that is competent in key corporate disciplines, including, accounting and financial acumen, business judgment, crisis management, governance, leadership, people management, risk management, social responsibility and reputational issues, and strategy and strategic planning. In addition, the Board must have specific knowledge related to Kellogg’s industry such as, expertise in branded consumer products and consumer dynamics, health and nutrition, international markets, manufacturing, marketing, regulatory and government affairs, the retail environment, and sales and distribution.

The Nominating and Governance Committee believes that all directors must, at a minimum, meet the criteria set forth in the Board’s Code of Conduct and the Corporate Governance Guidelines, which specify, among other things, that the Nominating and Governance Committee will consider criteria such as independence, diversity, age, skills and experience in the context of the needs of the Board. In addressing issues of diversity in particular, the Nominating and Governance Committee considers a nominee’s differences in viewpoint, professional experience, background, education, skill, age, race, gender and national origin. The Nominating and Governance Committee believes that diversity of backgrounds and viewpoints is a key attribute for a director nominee. The Committee seeks a diverse Board that is representative of our global business, Shareowners, consumers, customers, and employees. While the Nominating and Governance Committee carefully considers diversity when considering directors, it has not established a formal policy regarding diversity. The Nominating and Governance Committee also will consider a combination of factors for each director, including (1) the nominee’s ability to represent all Shareowners without a conflict of interest; (2) the nominee’s ability to work in and promote a productive environment; (3) whether the director has sufficient time and willingness to fulfill the substantial duties and responsibilities of a Director; (4) whether the nominee has demonstrated the high level of character and integrity that we expect; (5) whether the nominee possesses the broad professional and leadership experience and skills necessary to effectively respond to the complex issues encountered by a multi-national, publicly-traded company; and (6) the nominee’s ability to apply sound and independent business judgment.

The Nominating and Governance Committee has determined that all of our Directors meet the criteria and qualifications set forth in the Board’s Code of Conduct, the Corporate Governance Guidelines and the criteria set forth above for director nominees. Moreover, each Director possesses the following critical personal qualities and attributes that we believe are essential for the proper functioning of the Board to allow it to fulfill its duties for our Shareowners: accountability, ethical character, governance, integrity, leadership, risk management, and the ability to exercise sound business judgment. In addition, our Directors have the mature confidence to assess and challenge the way things are done and recommend alternative solutions, a keen awareness of the business and social realities of the global environment in which Kellogg operates, the independence and high performance standards necessary to fulfill its oversight function, and the humility and style to interface openly and constructively with other Directors. Finally, the Director biographies below include a non-exclusive list of other key experiences and qualifications that further qualify the individual to serve on the Board. These collective qualities, skills, experiences and attributes are essential to our Board’s ability to exercise its oversight function for Kellogg and its Shareowners, and guide the long-term sustainable, dependable performance of Kellogg.

Our amended restated certificate of incorporation and bylaws provide that the Board shall be composed of not less than seven and no more than fifteen Directors divided into three classes as nearly equal in number as possible, and that each Director shall be elected for a term of three years with the term of one class expiring each year.

Four Directors are to be re-elected at the 2010 Annual Meeting to serve for a term ending at the 2013 Annual Meeting of Shareowners, and the proxies cannot be voted for a greater number of persons than the number of nominees named. There are currently twelve members of the Board.

The Board recommends that the Shareowners vote “FOR” the following nominees: Benjamin Carson, Gordon Gund, Dorothy Johnson and Ann McLaughlin Korologos. Each nominee was proposed for re-election by the Nominating and Governance Committee for consideration by the Board and proposal to the Shareowners.

Nominees for Election for a Three-Year Term Expiring at the 2013 Annual Meeting

BENJAMIN CARSON. Dr. Carson, age 58, has served as a Kellogg Director since 1997. He is Professor and Director of Pediatric Neurosurgery, The Johns Hopkins Medical Institutions, a position he has held since 1984, as well as Professor of Oncology, Plastic Surgery, Pediatrics and Neurosurgery at The Johns Hopkins Medical Institutions. Dr. Carson is also an accomplished author and frequent speaker on a variety of topics, including pediatric neurology, motivation and self-help for children, and community involvement. Dr. Carson is a director of Costco Wholesale Corporation.

As a result of these professional and other experiences, Dr. Carson possesses particular knowledge and experience in a variety of areas, including crisis management, health and nutrition, the retail environment, and social responsibility and reputational issues, and provides diversity of background and viewpoint by virtue of his academic record. Dr. Carson has public company board experience (including specific experience in compensation, governance, marketing and social responsibility) that strengthens the Board’s collective knowledge, capabilities and experience.

GORDON GUND. Mr. Gund, age 70, has served as a Kellogg Director since 1986. He is Chairman and Chief Executive Officer of Gund Investment Corporation, which manages diversified investment activities. He is also a director of Corning Incorporated.

As a result of these professional and other experiences, Mr. Gund possesses particular knowledge and experience in a variety of areas, including international markets, people management, regulatory and government affairs, and strategy and strategic planning, and has public company board experience (including specific experience in compensation, governance and marketing) that strengthens the Board’s collective knowledge, capabilities and experience.

DOROTHY JOHNSON. Ms. Johnson, age 69, has served as a Kellogg Director since 1998. Ms. Johnson is President of the Ahlburg Company, a philanthropic consulting agency, a position she has held since February 2000, and President Emeritus of the Council of Michigan Foundations, which she led as President and Chief Executive Officer from 1975 to 2000. She is also on the Board of Directors of AAA Michigan, Grand Valley State University and The League, and has been a member of the Board of Trustees of the W. K. Kellogg Foundation since 1980.

As a result of these professional and other experiences, Ms. Johnson possesses particular knowledge and experience in a variety of areas, including branded consumer products and consumer dynamics, people management, regulatory and government affairs, and social responsibility and reputational issues, and has public and private company board experience (including specific experience in marketing and social responsibility) that strengthens the Board’s collective knowledge, capabilities and experience.

ANN MCLAUGHLIN KOROLOGOS. Ms. McLaughlin Korologos, age 68, has served as a Kellogg Director since 1989. She served as Chairman of the Board of Trustees of RAND Corporation from April 2004 to April 2009. She is Chairman Emeritus of The Aspen Institute, a nonprofit organization, and is a former U.S. Secretary of Labor. She is also a director of AMR Corporation (and its subsidiary, American Airlines), Host Hotels & Resorts, Inc., Harman International Industries, Inc. and Vulcan Materials Company, and within the past five years, has also served as a director of Microsoft Corporation and Fannie Mae.

As a result of these professional and other experiences, Ms. Korologos possesses particular knowledge and experience in a variety of areas, including health and nutrition, international markets, marketing, regulatory and government affairs, and social responsibility and reputational issues, and has public company board experience, (including specific experience in compensation, diversity, governance, and social responsibility) that strengthens the Board’s collective knowledge, capabilities and experience.

Continuing Directors to Serve Until the 2012 Annual Meeting

JOHN DILLON. Mr. Dillon, age 71, has served as a Kellogg Director since 2000. He is Senior Managing Director of Evercore Partners managing the firm’s investment activities and private equity business. He retired in October 2003 as Chairman of the Board and Chief Executive Officer of International Paper Company, a position he held since 1996, and retired as Chairman of the Business Roundtable in June 2003. He is a director of Caterpillar Inc. and E. I. du Pont de Nemours and Company.

As a result of these professional and other experiences, Mr. Dillon has been determined to be an ‘Audit Committee Financial Expert’ under the SEC’s rules and regulations, possesses particular knowledge and experience in a variety of areas, including accounting and financial acumen, manufacturing, sales and distribution, and strategy and strategic planning, and has public company board experience, (including specific experience in auditing, compensation, and governance) that strengthens the Board’s collective knowledge, capabilities and experience.

JIM JENNESS. Mr. Jenness, age 63, has been Kellogg Chairman since February 2005 and has served as a Kellogg Director since 2000. He was our Chief Executive Officer from February 2005 through December 30, 2006, and Chief Executive Officer of Integrated Merchandising Systems, LLC, a leader in outsource management of retail promotion and branded merchandising, from 1997 to December 2004. Before joining Integrated Merchandising Systems, Mr. Jenness served as Vice Chairman and Chief Operating Officer of the Leo Burnett Company from 1996 to 1997 and, before that, as Global Vice Chairman North America and Latin America from 1993 to 1996. He has also been a trustee of the W. K. Kellogg Foundation Trust since 2005, and is a director of Kimberly-Clark Corporation.

As a result of these professional and other experiences, Mr. Jenness possesses particular knowledge and experience in a variety of areas, including branded consumer products and consumer dynamics, marketing, people management, strategy and strategic planning, and has public company board experience, (including specific experience in compensation) that strengthens the Board’s collective knowledge, capabilities and experience.

DON KNAUSS. Mr. Knauss, age 59, has served as a Kellogg Director since December 2007. Mr. Knauss was elected Chairman and Chief Executive Officer of The Clorox Company in October 2006. He was executive vice president of The Coca-Cola Company and president and chief operating officer for Coca-Cola North America from February 2004 until August 2006. Previously, he was president of the Retail Division of Coca-Cola North America from January 2003 through February 2004 and president and chief executive officer of The Minute Maid Company, a division of The Coca-Cola Company, from January 2000 until January 2003 and President of Coca-Cola Southern Africa from March 1998 until January 2000. Prior to that, he held various positions in marketing and sales with PepsiCo, Inc. and Procter & Gamble, and served as an officer in the United States Marine Corps.

As a result of these professional and other experiences, Mr. Knauss has been determined to be an ‘Audit Committee Financial Expert’ under the SEC’s rules and regulations, possesses particular knowledge and experience in a variety of areas, including accounting and financial acumen, branded consumer products and consumer dynamics, manufacturing, the retail environment, and sales and distribution, and has public company board experience, (including specific experience in auditing and marketing) that strengthens the Board’s collective knowledge, capabilities and experience.

ROBERT STEELE. Mr. Steele, age 54, has served as a Kellogg Director since July 2007. He was appointed Vice Chairman — Global Health and Well-Being of Procter & Gamble in July 2007. He was Group President — Global Household Care from April 2006 to July 2007 and Group President — North America from July 2004 through April 2006. Prior to that, he was President, North America from July 2000 through July 2004.

As a result of these professional and other experiences, Mr. Steele has been determined to be an ‘Audit Committee Financial Expert’ under the SEC’s rules and regulations, possesses particular knowledge and experience in a variety of areas, including accounting and financial acumen, branded consumer products and consumer dynamics, international markets, manufacturing, marketing, and the retail environment, and has public company board experience, (including specific experience in auditing and marketing) that strengthens the Board’s collective knowledge, capabilities and experience.

Continuing Directors to Serve Until the 2011 Annual Meeting

DAVID MACKAY. Mr. Mackay, age 54, has served as a Kellogg Director since February 2005. On December 31, 2006, he assumed the role as our President and Chief Executive Officer after having served as our President and Chief Operating Officer since September 2003. Mr. Mackay joined Kellogg Australia in 1985 and held several positions with Kellogg USA, Kellogg Australia and Kellogg New Zealand before leaving Kellogg in 1992. He rejoined Kellogg Australia in 1998 as managing director and was appointed managing director of Kellogg United Kingdom and Republic of Ireland later in 1998. He was named Senior Vice President and President, Kellogg USA in July 2000, Executive Vice President in November 2000 and President and Chief Operating Officer in September 2003. He is also a director of Fortune Brands, Inc.

As a result of these professional and other experiences, Mr. Mackay possesses particular knowledge and experience in a variety of areas, including branded consumer products and consumer dynamics, crisis management, health and nutrition, international markets, marketing, people management and strategy and strategic planning, and has public company board experience (including specific experience in audit and governance) that strengthens the Board’s collective knowledge, capabilities and experience.

ROGELIO REBOLLEDO. Mr. Rebolledo, age 65, has served as a Kellogg Director since October 2008. In 2007, Mr. Rebolledo retired from his position as chairman of PBG Mexico, the Mexican operations of Pepsi Bottling Group, Inc. He began his 30-year career with PepsiCo Inc. at Sabritas, the salty snack food unit of Frito-Lay International in Mexico. He was responsible for the development of the international Frito-Lay business, first in Latin America and then in Asia and Europe. From 2001 to 2003, he was president and chief executive officer of Frito-Lay International. He also served as president and chief executive officer of Pepsi Bottling Group’s Mexico operations from January 2004 until being named chairman. Mr. Rebolledo currently serves as a director of Best Buy Co., Inc. and Grupo ALFA, and within the past five years, has also served as a director of The Pepsi Bottling Group and Applebees Inc.

As a result of these professional and other experiences, Mr. Rebolledo has been determined to be an ‘Audit Committee Financial Expert’ under the SEC’s rules and regulations, possesses particular knowledge and experience in a variety of areas, including accounting and financial acumen, international markets, marketing, the retail environment, and sales and distribution, and has public company board experience, (including specific experience auditing and marketing) that strengthens the Board’s collective knowledge, capabilities and experience.

STERLING SPEIRN. Mr. Speirn, age 62, has served as a Kellogg Director since March 2007. He is President and Chief Executive Officer of the W. K. Kellogg Foundation. He is also a trustee of the W. K. Kellogg Foundation Trust. Prior to joining the W. K. Kellogg Foundation in January 2006, he was President of Peninsula Community Foundation from November 1992 through 2005 and served as a director of the Center for Venture Philanthropy, which he co-founded in 1999.

As a result of these professional and other experiences, Mr. Speirn possesses particular knowledge and experience in a variety of areas, including crisis management, health and nutrition, people management, regulatory and government affairs, and social responsibility and reputational issues, and has public company board experience, (including specific experience in marketing and social responsibility) that strengthens the Board’s collective knowledge, capabilities and experience.

JOHN ZABRISKIE. Dr. Zabriskie, age 70, has served as a Kellogg Director since 1995. He is also co-founder and Director of PureTech Ventures, LLC, a firm that co-founds life science companies. In 1999, he retired as Chief Executive Officer of NEN Life Science Products, Inc., a position he had held since 1997. From November 1995 to January 1997, Dr. Zabriskie served as President and Chief Executive Officer of Pharmacia & Upjohn, Inc. Dr. Zabriskie is a director of Array Biopharma, Inc. and ARCA biopharma, Inc.

As a result of these professional and other experiences, Dr. Zabriskie has been determined to be an ‘Audit Committee Financial Expert’ under the SEC’s rules and regulations, possesses particular knowledge and experience in a variety of areas, including accounting and financial acumen, crisis management, health and nutrition, manufacturing, and sales and distribution, and has public company board experience, (including specific experience in audit, compensation, and governance) that strengthens the Board’s collective knowledge, capabilities and experience.

2009 DIRECTOR COMPENSATION AND BENEFITS

Only non-employee Directors receive compensation for their services as Directors. For information about the compensation of Mr. Mackay, our President and Chief Executive Officer, refer to “Executive Compensation” beginning on page 38. Because Mr. Jenness, our Chairman of the Board, is not a named executive officer, we have included the compensation he receives as a Kellogg employee in the Directors’ Compensation Table.

Our 2009 compensation package for non-employee Directors was comprised of cash (annual retainers and committee meeting fees) and stock awards. The annual pay package is designed to attract and retain highly-qualified, independent professionals to represent our Shareowners, and is targeted at the median of our peer group. Refer to “Compensation Discussion and Analysis — Our Compensation Methodology” for a description of the companies that make up our peer group. The Nominating and Governance Committee reviews our Director compensation program on an annual basis with Towers Perrin, the independent compensation consultant, including the competitiveness and appropriateness of the program. Although the Nominating and Corporate Governance Committee conducts this review on an annual basis, its general practice is to consider adjustments to Director compensation every other year.

Our compensation package is also designed to create alignment between our Directors and our Shareowners through the use of equity-based grants. In 2009, approximately two-thirds of non-employee Director pay was in equity and approximately one-third in cash. Actual annual pay varies among non-employee Directors based on Board committee memberships, committee chair responsibilities, meetings attended and whether a Director elects to defer his or her fees.

Mr. Jenness, our executive Chairman of the Board and former Chief Executive Officer, received compensation in 2009 equal to $630,000, which is comprised of cash and the same long-term incentives granted to non-employee Directors (3,251 shares of restricted stock). Mr. Jenness received this equity grant on the same day the annual long-term incentives were granted to other non-employee Directors of Kellogg. The shares of restricted stock vested immediately, but Mr. Jenness must hold the shares as long as he is a Kellogg employee or Director. Working with Towers Perrin prior to the end of fiscal 2009, the Board determined the total compensation amount for Mr. Jenness to be reasonable and competitive. Refer to “Employment Agreements — Mr. Jenness” for a description of the employment agreement with Mr. Jenness.

2009 compensation for non-employee Directors consisted of the following:

Type of Compensation	Amount
Annual Cash Retainer(1)	$70,000
Annual Stock Awards Retainer	3,251 shares
Annual Retainer for Committee Chair:
Audit Committee	$15,000
Compensation Committee	$10,000
All Other Committees	$5,000
Board or Committee Attendance Fee (per meeting attended):
Board Meeting Fee	$0
Audit Committee Meeting Fee	$2,000
All Other Committee Meetings(2)	$1,500

(1)	The annual cash retainer is paid in quarterly installments.

(2)	No fee is payable for Executive Committee meetings held on the same day as a regular Board meeting.

Stock Awards.    Stock awards are granted each May 1 or the next business day and are automatically deferred pursuant to the Kellogg Company Grantor Trust for Non-Employee Directors. Under the terms of the Grantor Trust, shares are available to a Director only upon termination of service on the Board.

Business Expenses.    The Directors are reimbursed for their business expenses related to their attendance at Kellogg meetings, including room, meals and transportation to and from board and committee meetings. On rare occasions, a Director’s spouse accompanies a Director when traveling on Kellogg business. At times, a Director travels to and from Kellogg meetings on Kellogg corporate aircraft. Directors are also eligible to be reimbursed for attendance at qualified Director education programs.

Director and Officer Liability Insurance and Travel Accident Insurance.    Director and officer liability insurance (“D&O Insurance”) insures our Directors and officers against certain losses that they are legally required to pay as a result of their actions while performing duties on our behalf. Our D&O Insurance policy does not break out the premium for Directors versus officers and, therefore, a dollar amount cannot be assigned for individual Directors. Travel accident insurance provides benefits to each Director in the event of death or disability (permanent and total) during travel on Kellogg corporate aircraft. Our travel accident insurance policy also covers employees and others while traveling on Kellogg corporate aircraft and, therefore, a dollar amount cannot be assigned for individual Directors.

Elective Deferral Program.    Under the Deferred Compensation Plan for Non-Employee Directors, non-employee Directors may each year irrevocably elect to defer all or a portion of their board annual cash retainer, committee Chair annual retainers and committee meeting fees payable for the following year. The amount deferred is credited to an account in the form of units equivalent to the fair market value of our common stock. If the Board declares dividends, a fractional unit representing the dividend is credited to the account of each participating Director. A participant’s account balance is paid in cash or stock, at the election of the Director, upon termination of service as a Director. The balance is paid in a lump sum or over a period from one to ten years at the election of the Director and the unpaid account balance accrues interest annually at the prime rate in effect when the termination of service occurred.

Minimum Stock Ownership Requirement.    All non-employee Directors are expected to comply with stock ownership guidelines, under which they are expected to hold at least five times the annual cash retainer ($350,000 — five times the $70,000 retainer) in stock or stock equivalents, subject to a five-year phase-in period for newly-elected Directors. As of January 2, 2010, all of the non-employee Directors met or were on track to meet this requirement. Mr. Mackay and Mr. Jenness are expected to comply with the stock ownership guidelines described in “Compensation Discussion and Analysis — Executive Compensation Policies — Executive Stock Ownership Guidelines.”

Kellogg Matching Grant Program.    Directors are eligible to participate in our Corporate Citizenship Fund Matching Grant Program, which is also available to all of our active, full-time U.S. employees. Under this program, our Corporate Citizenship Fund matches 100 percent of donations made to eligible organizations up to a maximum of $10,000 per calendar year for each individual. These limits apply to both employees and Directors.

Discontinued Programs.    Prior to December 1995, we had a Director’s Charitable Awards Program pursuant to which each Director could name up to four organizations to which Kellogg would contribute an aggregate of $1 million upon the death of the Director. In 1995, the Board discontinued this program for Directors first elected after December 1995. In 2009, the following Directors, who were first elected to the Board in 1995 or earlier, continued to be eligible to participate in this program: Mr. Gund, Ms. McLaughlin Korologos and Dr. Zabriskie. We funded the cost of this program for two out of the three eligible Directors through the purchase of insurance policies prior to 2008. We will have to make cash payments in the future under this program if insurance proceeds are not available at the time of the Director’s death. There were no cash payments made in 2009 with respect to this program; however, in 2009, we recognized nonpension postretirement benefits expense associated with this obligation as follows: Mr. Gund — $24,781, Ms. McLaughlin Korologos — $20,564 and Dr. Zabriskie — $25,661. These benefits are not reflected in the Directors’ Compensation Table.

DIRECTORS’ COMPENSATION TABLE

The individual components of the total compensation calculation reflected in the table below are as follows:

Fees and Retainers.    The amounts shown under the heading “Fees Earned or Paid in Cash” consist of annual retainers and per meeting attendance fees earned by or paid in cash to our non-employee Directors in 2009. For Mr. Jenness, the amount represents his annual cash compensation as executive Chairman of the Board.

Stock Awards.    The amounts disclosed under the heading “Stock Awards” consist of the annual grant of deferred shares of common stock, which are placed in the Kellogg Company Grantor Trust for Non-Employee Directors. The dollar amounts for the awards represent the grant-date value calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (Compensation — Stock Compensation).

All Other Compensation.    Consistent with our emphasis on creating an alignment between our Directors and Shareowners, perquisites and other compensation are limited in scope and primarily comprised of charitable matching contributions made under our Corporate Citizenship Fund Matching Grant Program.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(4)	Non-equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Benjamin Carson	80,500	143,889	—	—	—	0	224,389
John Dillon	100,500	143,889	—	—	—	10,000	254,389
Gordon Gund	88,500	143,889	—	—	—	10,000	242,389
Jim Jenness	486,185	143,889	—	—	99,140(8)	108,664	837,878
Dorothy Johnson	81,000	143,889	—	—	—	10,000	234,889
Donald Knauss	83,000	143,889	—	—	—	10,000	236,889
Ann Korologos	80,500	143,889	—	—	—	3,000	227,389
Rogelio Rebolledo	93,850	143,889	—	—	—	0	237,739
Sterling Speirn	76,000	143,889	—	—	—	0	219,889
Robert Steele	90,000	143,889	—	—	—	0	233,889
John Zabriskie	107,500	143,889	—	—	—	0	251,389

(1)	The aggregate dollar amount of all fees earned or paid in cash for services as a non-employee Director, including annual board and committee chair retainer fees, and committee meeting fees, in each case before deferrals. For Mr. Jenness, represents the annual cash compensation paid under his employment agreement.

(2)	Other than for Mr. Jenness, the amount reflects the grant-date fair value calculated in accordance with FASB ASC Topic 718 for the annual grant of 3,251 deferred shares of common stock. Refer to Notes 1 and 7 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended January 2, 2010. The grant-date fair value of the stock-based awards will likely vary from the actual value the Director receives. The actual value the Director receives will depend on the number of shares and the price of our common stock when the shares or their cash equivalent are distributed. As of January 2, 2010, none of our non-employee Directors were deemed to have outstanding restricted stock awards, because all of those awards vested earlier in prior years. The number of shares of restricted stock held by each of our Directors is shown under “Officer and Director Stock Ownership” on page 5 of this proxy statement.

(3)	For Mr. Jenness, the amount reflects the grant-date fair value calculated in accordance with FASB ASC Topic 718 for the annual grant of 3,251 shares of restricted stock. The shares of restricted stock vested immediately, but Mr. Jenness must hold the shares as long as he is a Kellogg employee or Director. The total number of shares of restricted stock held by Mr. Jenness is shown under “Officer and Director Stock Ownership” on page 5 of this proxy statement.

(4)	As of January 2, 2010, the Directors had the following stock options outstanding: Benjamin Carson 40,000 options; John Dillon 43,750 options; Gordon Gund 35,548 options; Jim Jenness 614,510 options; Dorothy Johnson 39,715 options; Don Knauss 6,931 options; Ann McLaughlin Korologos 35,000 options; Rogelio Rebolledo, 2,534 options; Sterling Speirn 5,781 options; Robert Steele 9,110 options; and John Zabriskie 41,800 options. The number of stock options held by our Directors is a function of years of Board service and the timing of exercise of vested awards. In December 2008, the Board decided to suspend the granting of stock options to non-employee Directors for 2009 and going forward.

(5)	Kellogg does not have a non-equity incentive plan for non-employee Directors.

(6)	Kellogg does not have a pension plan for non-employee Directors and does not pay above-market or preferential rates on non-qualified deferred compensation for non-employee Directors.

(7)	Represents charitable matching contributions made under our Corporate Citizenship Fund Matching Grant Program: John Dillon $10,000; Gordon Gund $10,000; Jim Jenness $10,000; Dorothy Johnson $10,000; Don Knauss $10,000; and Ann McLaughlin Korologos $3,000. For Mr. Jenness, represents Kellogg contributions to our Savings & Investment Plan and Restoration Plan ($19,447), the annual cost of the Executive Survivor Income Plan (Kellogg funded death benefit provided to executive employees) ($75,838), and physical exams ($3,379).

(8)	As Chairman, Mr. Jenness is covered as an employee by our U.S. Pension Plans provided to other U.S.-based NEOs. The benefit was scheduled to begin on January 1, 2008, however, Mr. Jenness continued as an employee beyond that date. Therefore, interest is credited to his January 1, 2008 benefit from that date until the date of actual commencement. The increase represents the interest earned as of December 31, 2009.

COMPENSATION DISCUSSION AND ANALYSIS

We are required to provide information regarding the compensation program in place for our CEO, CFO, the three other most highly-compensated executive officers. In this proxy statement, we refer to our CEO, CFO and the other three individuals as our “Named Executive Officers” or “NEOs.” This section includes information regarding, among other things, the overall objectives of our compensation program and each element of compensation that we provide. This section should be read in conjunction with the detailed tables and narrative descriptions under “Executive Compensation” beginning on page 38 of this proxy statement.

Overview of Kellogg Company.    We are the world’s leading producer of cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, fruit snacks, frozen waffles, and veggie foods. Kellogg products are manufactured and marketed globally.

We manage our company for sustainable performance defined by our long-term annual growth targets. These targets are low single-digit (1 to 3%) for internal net sales, mid single-digit (4 to 6%) for internal operating profit, and high single-digit (7 to 9%) for net earnings per share on a currency neutral basis. In combination with an attractive dividend yield, we believe this profitable growth has and will continue to provide a strong total return to our Shareowners. We plan to continue to achieve this sustainability through a strategy focused on growing our cereal business, expanding our snacks business, and pursuing selected growth opportunities. We support our business strategy with operating principles that emphasize profit-rich, sustainable sales growth, as well as cash flow and return on invested capital. We believe our steady earnings growth, strong cash flow and continued investment during a multi-year period of significant commodity and energy-driven cost inflation demonstrates the strength and flexibility of our business model.

Our Compensation Philosophy and Principles.    We operate in a competitive and challenging industry, both domestically and internationally. We believe that our executive compensation program for the CEO and the other NEOs should be designed to (a) provide a competitive level of total compensation necessary to attract and retain talented and experienced executives; (b) motivate them to contribute to our short- and long-term success; and (c) help drive strong total return to our Shareowners. Consistent with our business strategy discussed above, our executive compensation program is driven by the following principles:

1.	Overall Objectives. Compensation should be competitive with the organizations with which we compete for talent, and should reward performance and contribution to Kellogg objectives.

2.	Pay for Performance. As employees assume greater responsibility, a larger portion of their total compensation should be “at-risk” incentive compensation (both annual and long-term), subject to corporate, business unit and individual performance measures. For example, 87% of the 2009 target compensation (salary, annual incentives and long-term incentives) for Mr. Mackay was comprised of “at-risk” incentive compensation.

3.	Long-Term Focus. Consistent, long-term performance is expected. Performance standards are established to drive long-term sustainable growth.

4.	Shareowner Alignment. Equity-based incentives are an effective method of facilitating an ownership culture and further aligning the interests of executives with those of our Shareowners. For example, about 68% of the 2009 target compensation (salary, annual incentives and long-term incentives) for Mr. Mackay was comprised of equity-based incentives.

5.	Values-Based. The compensation program encourages both desired results as well as the right behaviors. In other words, our compensation is linked to “how” we achieve as well as “what” we achieve. The shared behaviors that Kellogg believes are essential to achieving long-term growth in sales and profits and increased value for Shareowners (what we call our “K Values”) are:

•	Being passionate about our business, our brands and our food;

•	Having the humility and hunger to learn;

•	Striving for simplicity;

•	Acting with integrity and respect;

•	Being accountable for our actions and results; and

•	Recognizing success.

The Compensation Committee believes that the combination of cash and equity-based compensation supports the philosophy and principles of our executive compensation program described above. First, these vehicles allow Kellogg to provide a competitive compensation package based on prevailing market practices. At the same time, a significant portion of target compensation is variable “at-risk” pay tied to both short-term performance (AIP awards) and long-term performance (EPP awards). The Compensation Committee believes these awards support our pay-for-performance philosophy by linking pay amounts to our level of performance and the achievement of our strategic and operational goals. Finally, the ownership stake in Kellogg provided by equity-based compensation, the extended vesting of these awards, the use of metrics tied to long term shareholder value, and our share ownership guidelines (discussed below) align the interests of the NEOs with our Shareowners and promote executive retention. At the same time, the Committee believes, with the concurrence of its independent compensation consultant, that, as a result of our balance of short-term and rolling multi-year incentives, our use of different types of equity compensation awards that provide a balance of incentives, and our share ownership guidelines, Kellogg’s executive compensation program does not encourage our management to take unreasonable risks relating to Kellogg’s business.

In 2009, the Company made certain changes with respect to our executive compensation program, including (1) no base salary increases in 2009 for our NEOs except due to changes in position or responsibilities, (2) freezing the level of stock option grants to NEOs for 2009, (3) lengthening the vesting period for our stock options from two to three years, (4) strengthening the “clawback” provisions for our stock option grants and (5) reducing the change in control payments from three times to two times base salary and annual incentive award and limiting related “gross-up” payments. Furthermore, the Compensation Committee approved in February 2010 new “clawback” provisions in the Company’s AIP and EPP programs.

Our Compensation Methodology.    The Compensation Committee of the Board is responsible for administering the compensation program for executive officers and certain other senior management of Kellogg. The Board has determined that each member of the Compensation Committee meets the definition of independence under our corporate governance guidelines and further qualifies as a non-employee Director for purposes of Rule 16b-3 under the Securities Exchange Act of 1934. The members of the Compensation Committee are not current or former employees of Kellogg and are not eligible to participate in any of our executive compensation programs. Additionally, the Compensation Committee operates in a manner designed to meet the tax deductibility criteria included in Section 162(m) of the Internal Revenue Code. Refer to “Board and Committee Membership” beginning on page 11 for additional information about the Compensation Committee and its members.

To assist the Compensation Committee in discharging its responsibilities, the Committee’s practice has been to retain an independent compensation consultant. In fiscal 2009, Towers Perrin reported directly to the Compensation Committee as an independent compensation consultant. Other than the work it performed in fiscal 2009 for the Compensation Committee and the Board, Towers Perrin did not provide any consulting services to Kellogg or its executive officers. On January 3, 2010, Towers Perrin merged with Watson Wyatt & Co. to form Towers Watson & Co. Since the merger, Towers Watson has continued to perform the work that was produced by Watson Wyatt — broad-based benefits and actuarial consulting. Towers Watson has not performed any work relating to director or executive compensation for the Compensation Committee in fiscal 2010. As a result of the merger, the Compensation Committee is currently assessing whether Towers Watson will be retained for fiscal 2010 by the Compensation Committee as an independent compensation consultant and is exploring various alternatives. The Compensation Committee will not retain Towers Watson as its compensation consultant for fiscal 2010 unless the Committee is satisfied that Towers Watson can provide independent advice on compensation matters.

Each year, the independent compensation consultant presents the Compensation Committee with peer group benchmarking data and information about other relevant market practices and trends, and makes recommendations to the Compensation Committee regarding target levels for various elements of total compensation for senior executives, which the Compensation Committee reviews and considers in its deliberations. The CEO makes recommendations to the Compensation Committee regarding the compensation package for each of the NEOs (other than himself). Based on its review of the peer group information, individual performance, input from the compensation consultant and other factors, the Compensation Committee makes recommendations to the Board regarding the compensation for the CEO and the other NEOs. The independent members of the Board, meeting in executive session, determine the compensation of the CEO. The full Board determines the compensation of the other NEOs (unless an NEO is also a Director, in which case he abstains from the determination of his own compensation).

To ensure that our executive officer compensation is competitive in the marketplace, we benchmark ourselves against a comparator group (our “compensation peer group”). For 2009, our compensation peer group was comprised of the following branded consumer products companies:

Campbell Soup Co.	ConAgra Foods, Inc.	Kimberly-Clark Corporation
Clorox Co.	General Mills, Inc.	Kraft Foods Inc.
The Coca-Cola Co.	H.J. Heinz Co.	PepsiCo Inc.
Colgate-Palmolive Co.	The Hershey Co.	Sara Lee Corporation

We believe that our compensation peer group is representative of the market in which we compete for talent. The size of the group has been established so as to provide sufficient benchmarking data across the range of senior positions in Kellogg. Our compensation peer group companies were chosen because of their leadership positions in branded consumer products and their general relevance to Kellogg. The quality of these organizations has allowed Kellogg to maintain a high level of continuity in the peer group over many years, providing a consistent measure for benchmarking compensation. However, the composition of our compensation peer group can change over time based on market events outside of our control. The Compensation Committee periodically reviews the compensation peer group to confirm that it continues to be an appropriate benchmark for our executive officers with respect to base salary, target annual and long-term incentives and total compensation.

All components of our executive compensation package are targeted at the 50th percentile of our compensation peer group. Actual pay varies from the 50th percentile based primarily on our performance relative to that of our performance peer group. Our “performance peer group” consists of the eight food companies in the broader compensation peer group (Campbell Soup Co., ConAgra Foods, Inc., General Mills, Inc., H.J. Heinz Co., The Hershey Co., Kraft Foods, Inc., PepsiCo Inc. and Sara Lee Corporation), plus Unilever N.V. and Nestlé S.A. The performance peer companies were chosen because they compete with us in the consumer marketplace and/or face similar business dynamics and challenges.

The Use of “Pay Tallies” and Wealth Accumulation Analysis.    The Compensation Committee annually reviews executive pay tallies for NEOs (detailing the executives’ target and actual annual cash compensation, equity awards, retirement benefits, perquisites, change-in-control and severance payments, and anticipated wealth accumulation over the next five years) to help ensure that the design of our program is consistent with our compensation philosophy and that the amount of compensation is within appropriate competitive parameters. The Compensation Committee uses a variety of tools in its analysis of executive pay including pay tallies, wealth accumulation, internal equity between CEO compensation and the other NEOs, and survey benchmarking of the compensation peer group. Based on the Compensation Committee’s analysis in 2009 they concluded that the total compensation of the NEOs aligns pay with performance and is appropriate and reasonable.

In its consideration of wealth accumulation in connection with the pay tallies discussed above, the Compensation Committee reviews annually all of the elements of total compensation paid to each NEO. The Compensation Committee reviews the projected value of each NEO’s current and expected equity awards and retirement benefits over the next five years. This is done to more effectively analyze not only the amount of compensation each NEO has accumulated to date, but also to better understand the amount the NEO could accumulate in the future. In connection with the Compensation Committee’s 2009 wealth accumulation review, no unintended consequences of the compensation program design were discovered.

Elements of Our Compensation Program.    Our executive officer compensation package includes a combination of annual cash and long-term incentive compensation. Annual cash compensation for executive officers is comprised of base salary and the annual incentive plan. Long-term incentives currently consist of stock option grants and a three-year long-term performance plan.

Total Compensation.    The target for total compensation and each element of total compensation (salary, annual incentives, long-term incentives and benefits) is the 50th percentile of our compensation peer group. Compensation peer group practices are analyzed annually for base salary, target annual incentives and target long-term incentives, and periodically for other pay elements. In setting compensation of each executive, the Compensation Committee considers individual performance, experience in the role and contributions to achieving our business strategy.

We are unable to compare actual to target compensation on a percentile basis for our NEOs because actual compensation percentiles for the preceding fiscal year are not available. The companies in our compensation peer group do not all report actual compensation on the same twelve month basis. Even if this information were available we do not believe it would provide Shareowners with a fair understanding of our executive compensation program because actual compensation can be impacted by a variety of factors, including changes in stock prices, company performance and vesting of retirement benefits.

We apply the same philosophy, principles and methodology in determining the compensation for all of our NEOs, including the CEO. The differences in the amount of total compensation among our NEOs is a result of our benchmarking process and market-based approach. As discussed, the compensation package for each of the NEOs is intended to contain a mix of compensation elements that the Compensation Committee believes best reflects his responsibilities and that will best achieve our overall objectives. To that end, an executive’s compensation is generally designed so that performance based (or “at-risk”) compensation increases as a percentage of total targeted compensation as job responsibilities increase. One result of this structure is that the difference between actual total compensation for the CEO as compared to the other NEOs will be greater when Kellogg over-performs and less when Kellogg under-performs. In addition, the differences in actual compensation among the NEOs are directly impacted by whether an NEO became retirement eligible in 2009.

The basic construct of the primary elements of our 2009 executive officer pay package is outlined below.

Element	Purpose	Characteristics

Base Salaries	Compensates executives for their level of responsibility and sustained individual performance. Also, helps attract and retain strong talent. No increases for the base salaries for NEOs for 2009, except due to changes in position or responsibilities.	Fixed component; NEOs eligible for annual salary increases.

Annual Incentives	Promotes achieving our annual corporate and business unit financial goals, as well as individual goals.	Performance-based cash opportunity; amount varies based on company and business results and individual performance.

Long-Term Incentives	Promotes achieving (a) our long-term corporate financial goals through the Executive Performance Plan and (b) stock price appreciation through stock options.	Performance-based equity opportunity; amounts earned/realized will vary from the targeted grant-date fair value based on actual financial and stock price performance.

Retirement Plans	Provides an appropriate level of replacement income upon retirement. Also, provides an incentive for a long-term career with Kellogg, which is a key objective.	Fixed component; however, retirement contributions tied to pay will vary based on performance.

Post-Termination Compensation	Facilitates attracting and retaining high caliber executives in a competitive labor market in which formal severance plans are common.	Contingent component; only payable if the executive’s employment is terminated under certain circumstances.

In setting total compensation, we apply a consistent approach for all executive officers. The Compensation Committee also exercises appropriate business judgment in how it applies the standard approaches to the facts and circumstances associated with each executive. Additional detail about each pay element is presented below.

Base Salaries.    Data on salaries paid to comparable positions in our compensation peer group are gathered and reported to the Compensation Committee by the independent compensation consultant each year. The Compensation Committee, after receiving input from the compensation consultant, recommends to the Board the base salaries for the NEOs. The CEO provides input for the base salaries for the CFO and other NEOs. The Compensation Committee generally establishes base salaries for the NEOs at the 50th percentile of our compensation peer group. The salary of an executive is generally at, above or below the 50th percentile based on experience and proficiency in their role.

The Compensation Committee judged each NEO’s salary for 2009 to be correctly positioned relative to the 50th percentile for his position based on his experience, proficiency and sustained performance. Base salaries for NEOs were frozen for 2009 at 2008 levels except for increases due to changes in position or responsibilities.

By policy, we require any executive base salary above $950,000 (after pre-tax deductions for benefits and similar items) to be deferred into deferred stock units under our Executive Deferral Program. This policy ensures that all base salary will be deductible under Section 162(m) of the Internal Revenue Code. The deferred amounts are credited to an account in the form of units that are equivalent to the fair market value of our common stock. The units are payable in cash upon the executive’s termination from employment. The only NEO affected by this policy in 2009 was Mr. Mackay who deferred $81,290 of his salary.

Annual Incentives.    Annual incentive awards to the CEO, CFO and NEOs are paid under the terms of the Kellogg Senior Executive Annual Incentive Plan (“AIP”), which was approved by the Shareowners and is administered by the Compensation Committee. The total of all annual incentives granted in any one year under the AIP may not exceed 1% of our annual net income, as defined in the plan. We did not pay any bonuses outside of our AIP to our NEOs in 2009.

Awards granted to NEOs under the terms of the AIP are designed to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Accordingly, objective measures were established within the first 90 days of fiscal 2009 in order to determine the performance levels that would qualify for maximum possible payouts under the 2009 AIP. These targets are tied to our projected operating plan and, therefore, their achievement is substantially uncertain at the time they are set. In February 2010, when our 2009 annual audited financial statements were completed, the Compensation Committee reviewed how well Kellogg performed versus the previously agreed upon targets established for purposes of Section 162(m). For 2009, the targets set for purposes of Section 162(m) under the AIP have been reached. The Compensation Committee then uses a judgment-based methodology in exercising negative discretion to determine the actual payout for each NEO.

As part of its judgment-based methodology, the Compensation Committee established at the beginning of fiscal 2009 for each NEO annual incentive opportunities as a percentage of an executive’s base salary (“AIP Target”), which were targeted at the 50th percentile of the compensation peer group. An executive can earn a maximum of 200% of his AIP Target.

The chart below includes information about the 2009 AIP opportunities and payout for each NEO.

	AIP Target		AIP Maximum Amount($)	2009 AIP Payout (paid in March 2010) ($)(3)
	% of Base Salary(1)	Amount($)
David Mackay	150%	1,725,000	3,450,000	2,760,000
John Bryant	115%	920,000	1,840,000	1,508,800
Brad Davidson	90%	585,000	1,170,000	959,400
Paul Norman	90%	540,000	1,080,000	885,600
Tim Mobsby(2)	70%	498,015	996,030	941,248

(1)	For AIP purposes, incentive opportunities are based on executives’ salary levels at the last day of the fiscal year (January 2, 2010 for the 2009 AIP). Annual salary increases typically become effective in April of each year.

(2)	Mr. Mobsby is employed in Ireland and paid in euro. In calculating the U.S. dollar equivalent for disclosure purposes, we use a conversion rate to convert the sum of his payments from euro into U.S. dollars based on an average of the closing monthly exchange rates in effect for each month during the fiscal year in which the payments were made. The conversion rate of euro to U.S. dollars utilized for the fiscal year ending January 2, 2010 was 1.395.

(3)	Based on the Company’s (or business unit’s) performance and each NEO’s individual performance, as described below.

To help determine what percentage of the AIP Target would be paid out to each NEO, the Compensation Committee set performance ranges (which we refer to as “bandwidths”) centered around targets for internal operating profit, internal net sales and cash flow, aligning the targets, or middle of the bandwidths, generally with the forecasted medians of the performance peer group and ensuring that maximums and minimums generally fall within the top and bottom quartiles respectively. Since target performance goals are generally set at the median of the performance peer group, actual performance above the median would result in incentive payments above the target level, with payments at the maximum level being made for performance in the top quartile of the performance peer group on a composite basis for all three AIP metrics. Conversely, performance below the median would generally result in incentive payments below the target level, with no payment being made for performance below a minimum threshold (generally set in the bottom quartile). The Compensation Committee and management believe that the metrics for the 2009 AIP — which are the same as the metrics used for the AIPs in the last several years — align well with our strategy of attaining sustainable growth. These targets and bandwidths are based on our operating plan for the fiscal year. The targets and bandwidths are intended to be realistic and reasonable, but challenging, in order to drive sustainable growth and performance on an individual basis.

The actual percent of the AIP Target paid to our NEOs each year can range from 0% to 200% of the target opportunity, based on corporate, business unit, and individual performance with the greatest emphasis placed on performance against the three AIP metrics — internal net sales, internal operating profit, and cash flow — which are weighted 20%, 60% and 20%, respectively. Our measure of internal growth rates — internal operating profit and internal net sales — excludes the impact of changes in foreign currency exchange rates, and if applicable acquisitions, dispositions and shipping day differences, and our measure of cash flow is operating cash flow less capital expenditures. For this reason, internal operating profit and internal net sales are not comparable to the GAAP measures of operating profit and net sales, respectively. In addition, the target performance goals for internal operating profit and internal net sales used in AIP reflect certain budgeted assumptions relating to foreign currency exchange rates, acquisitions, dispositions and shipping day differences in our operating plan to facilitate year to year comparisons and, thus, are not comparable with similar target performance goals disclosed in our public filings that are based on actual results.

For 2009, the corporate target performance goal for internal net sales was 4.0%, internal operating profit was 7.1%, and cash flow was $1.1 billion. For 2009, the European business unit target performance goal (which is a component of Mr. Mobsby’s AIP) for internal net sales was 1.8%, internal operating profit was 8.1%, and cash flow was $277 million. The actual payout multiplier applied for each metric is calculated based on how 2009 results compare to each target performance goal. Additionally, the Compensation Committee may consider adjustments consistent with our overall compensation philosophy such as adjustments made to ensure that compensation is competitive with the market, payouts are properly aligned with Kellogg’s performance, and management operates the business to drive long-term sustainable growth. In 2009, an adjustment was made in the internal operating profit of our European business unit to account for the unbudgeted impact of investments in the business to drive long-term growth. For 2009, our corporate performance beat the internal operating profit target by almost 3 percentage points and the cash flow target by approximately $170 million, and missed the internal net sales target by around 1 percentage point. Our European business unit beat the internal operating profit target (after the adjustment) by almost 5 percentage points and the cash flow target by approximately $35 million, and just missed meeting the internal net sales target. Based on these results discussed above, and exercising its judgment-based methodology, the Compensation Committee determined that 144% of the AIP Target would be paid out to our NEOs (other than Mr. Mobsby) for 2009, and 169% of the AIP Target would be paid out to Mr. Mobsby, before adjusting for individual performance.

Once the percentage of AIP Target Achieved is determined using the metrics discussed above, the Compensation Committee considers an NEO’s individual achievements during the performance period. A broad range of factors, generally qualitative in nature, may be considered in this assessment, including leadership; specific business unit or functional accountabilities; overall accomplishment of individual objectives; changes to an NEO’s role or responsibilities; organizational goals such as diversity and driving our “K Values,”; developing and implementing strategies to enhance shareowner value; building and strengthening the core business; and creating a stronger Kellogg for the future. The CEO provided the Compensation Committee his recommendation with respect to each NEO’s individual performance. For our CEO, the Compensation Committee solicits feedback from independent directors, evaluates Mr. Mackay’s performance in executive session, and uses that assessment to recommend his AIP payout to the independent directors. In determining Mr. Mackay’s individual performance, the independent directors consider a variety of factors, such as setting the appropriate tone at the top, living our K Values, ethics and integrity, overall business results, diversity and inclusion, brand building, and strategic direction. The AIP payout for the NEOs for 2009 are included in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation,” and the AIP opportunities and payout table on page 28.

Long-Term Incentives.     In General.    Long-term incentive awards for the NEOs promote achieving our long-term corporate financial goals and earnings growth. Each year, the Compensation Committee reviews and recommends long-term incentive awards for each of the NEOs to the Board. In determining the total value of the long-term incentive opportunity for each executive, the Compensation Committee reviews the compensation peer group data presented by its compensation consultant on a position-by-position basis. Our long-term compensation program has consisted of a mix of stock options and performance-based stock awards, which the Compensation Committee evaluates each year.

Long-term incentives are provided to our executives under the 2009 Long-Term Incentive Plan, or “LTIP” (the LTIP was approved by Shareowners). The LTIP permits grants of stock options, stock appreciation rights, restricted shares and performance shares and units (such as Executive Performance Plan awards). The plan is intended to meet the deductibility requirements of Section 162(m) of the Internal Revenue Code as performance-based pay (resulting in paid awards being tax deductible to Kellogg).

All of the 2009 long-term incentive opportunity was provided through equity-based awards, which the Compensation Committee believes best achieves the compensation principles for the program. For 2009, the Compensation Committee determined that the NEOs would receive 70% of their total long-term incentive opportunity in stock options and the remaining 30% in performance shares (granted under the Executive Performance Plan as discussed below). The Compensation Committee established this mix of awards after considering our compensation principles, compensation peer group practices and cost implications. The total amount of long-term incentives (based on the grant date expected value) is generally targeted at the 50th percentile of the compensation peer group.

Stock Options.    The Compensation Committee grants stock options to deliver competitive compensation that recognizes executives for their contributions to Kellogg and aligns executives with Shareowners in focusing on long-term growth and stock performance. These options provide value to the executive only if our stock price increases after the grants are made.

Stock options are granted annually to a wide range of employees (approximately 2,900 in 2009) based on pre-established grant guidelines calibrated to competitive standards and approved by the Compensation Committee under the LTIP. For our NEOs and certain other senior executives, stock option awards are determined on a position-by-position basis using survey data for corresponding positions in our compensation peer group. For positions below our NEOs and certain other senior executives, we use compensation survey data to set dollar targets for various salary ranges. Employees in a particular salary range are granted a number of stock options to correspond to the dollar target for that range. The exercise price of our options is set at the closing trading price on the date of grant. Our options have a ten-year term.

The options granted in 2009 become exercisable in three equal annual installments, with one-third vesting on February 20, 2010 (the first anniversary of the grant date), one-third vesting on February 20, 2011 (the second anniversary of the grant date) and the final third vesting on February 20, 2012 (the third anniversary of the grant date). The per-share exercise price for the stock options is $40.17, the closing trading price of Kellogg common stock on the date of the grant. The stock options expire on February 20, 2019. Approximately 83% of the stock options covered by the February 20, 2009 grant were made to employees other than the NEOs. Individual awards may vary from target levels based on the individual’s performance, ability to impact financial performance and future potential. Prior to 2009, options were exercisable in two annual installments. Extending the vesting schedule is meant to increase retention. In response to the challenging economic environment, the number of stock options granted in 2009 remained at 2008 levels, except due to changes in position or responsibilities.

Executive Performance Plan.    The Executive Performance Plan (“EPP”) is a stock-based, pay-for-performance, multi-year incentive plan intended to focus senior management on achieving critical multi- year operational goals. These goals, such as cash flow, internal net sales growth and operating profit growth, are designed to increase Shareowner value. Up to 150 of our most senior employees participate in the EPP, including the NEOs. Performance under EPP is measured over the three-year performance period based on performance levels set at the start of the period. Vested EPP awards are paid in Kellogg common stock.

2009-2011 EPP.    Similar to the AIP, awards granted to NEOs under the terms of the EPP are designed to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Accordingly, an objective measure was established within the first 90 days of fiscal 2009 in order to determine the performance level that would qualify for maximum possible payouts under the EPP after the end of fiscal 2011. These targets are tied to our projected operating plan and, therefore, their achievement is substantially uncertain at the time they are set at the beginning of the performance period. The Compensation Committee approved the targets and bandwidths for the 2009-2011 EPP in the same manner as the targets and bandwidths for the AIP. The specific targets and bandwidths set for the NEOs are not disclosed because we believe disclosure of this information would cause Kellogg competitive harm. The bandwidths are based on our confidential long-range operating plan, and are intended to be realistic and reasonable, but challenging, in order to drive sustainable growth.

The Compensation Committee and management believe that the metric for the 2009-2011 EPP — cost savings — emphasizes the importance of reducing cost and increasing efficiencies to allow the Company to reinvest savings to deliver sustainable, dependable growth. Like with the AIP, once the Compensation Committee confirms the performance level delivered is at the level for which the NEOs are eligible to receive a payout under the EPP, the Compensation Committee uses a judgment-based methodology in exercising downward, negative discretion to determine the actual payout for each NEO. However, unlike the AIP, the Compensation Committee does not consider individual performance in determining payouts. The Compensation Committee weighs only company performance when determining actual payouts under the EPP. The Compensation Committee also takes into account the unbudgeted impact of unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the performance goals or award opportunities were established.

The Compensation Committee set each individual’s target at 30% of his or her total long-term incentive opportunity. Participants in the EPP have the opportunity to earn between 0% and 200% of their EPP target. The 2009-2011 EPP cycle began on January 4, 2009 (first day of fiscal 2009) and concludes on December 31, 2011 (last day of fiscal 2011). Dividends are not paid on unvested EPP awards. The 2009-2011 EPP award opportunities, presented in number of potential shares that can be earned, are included in the Grant of Plan-Based Awards Table on page 44 of this proxy statement.

2007-2009 EPP.    For the 2007-2009 EPP awards, the performance period ended on January 2, 2010 (the last day of fiscal 2009). In February 2010, when our 2009 annual audited financial statements were completed, the Compensation Committee reviewed our performance versus the cumulative cash flow target established in 2007 for purposes of Section 162(m) and determined that the target set for purposes of Section 162(m) had been reached. The Compensation Committee then used a judgment-based methodology in exercising downward, negative discretion to determine the actual payout for each NEO.

As part of its judgment-based methodology, the Compensation Committee established at the beginning of fiscal 2007 for each NEO the EPP target amounts (“EPP Target”). An executive can earn a maximum of 200% of his EPP Target. In addition, the Compensation Committee approved performance ranges (which we refer to as “bandwidths”) for cumulative cash flow. The Compensation Committee approved the targets and bandwidths for the 2007-2009 EPP in the same manner as the targets and bandwidths for the AIP.

The 2007-2009 target was $3 billion in cumulative cash flow. For the period covering 2007-2009, Kellogg achieved $3.1 billion. In addition, the Compensation Committee made an adjustment for a discretionary pension contribution when determining payouts under the 2007-2009 EPP. Based on this information and in exercising its judgment-based methodology, the Compensation Committee determined the actual payout would be 150% of the EPP target share amount. The 2007-2009 EPP awards did not vest until February 2010.

The chart below includes information about 2007-2009 EPP opportunities and actual payouts:

			2007-2009 EPP Payout (paid in February 2010)
	EPP Target Amount(#)	EPP Maximum Amount(#)	% of EPP Target	Amount(#)	Amount($)(1)
David Mackay	40,600	81,200	150%	60,900	3,203,340
John Bryant	9,800	19,600	150%	14,700	773,220
Brad Davidson	5,300	10,600	150%	7,950	418,170
Paul Norman	5,300	10,600	150%	7,950	418,170
Tim Mobsby	4,700	9,400	150%	7,050	370,830

(1)	The payout amount is calculated by multiplying the earned shares by the closing price of our common stock on February 16, 2010, which was $52.60.

Restricted Stock.    In addition, we award restricted shares from time to time to selected executives and employees based on a variety of factors, including facilitating recruiting and retaining key executives. On December 19, 2008, in order to enhance the retention and continuity of our senior operating team, three of our NEOs received a restricted stock award. This restricted stock award, which vests after three years, contains non-compete, non-solicit, release of claims and other restrictive covenants.

Post-Termination Compensation.    The NEOs are covered by arrangements which specify payments in the event the executive’s employment is terminated. These severance benefits, which are competitive with the compensation peer group and general industry practices, are payable if and only if the executive’s employment is terminated without cause. In 2009, the Compensation Committee analyzed and reassessed all of the termination and change-in-control arrangements to determine whether they are necessary and appropriate under Kellogg’s current circumstances and given the circumstances of individual NEOs. See discussion above under “— The Use of ‘Pay Tallies’ and Wealth Accumulation Analysis” for additional information on this process and the results therefrom. In 2008, the Compensation Committee reduced the amounts and benefits payable upon a change in control. Cash severance is now payable in the amount of two times the current annual salary plus two times the highest annual incentive award earned or received during the three years before the change in control. Additionally, the arrangements were revised to provide that “gross-up” payments are only made if the change-in-control-related severance payments/benefits exceed 110% of the maximum change-in-control-related severance payments/benefits an executive could receive without any payments/benefits being subject to federal excise taxes. The Compensation Committee will continue to review these arrangements annually as part of the process discussed above.

The Kellogg Severance Benefit Plan and the Change in Control Policy have been established primarily to attract and retain talented and experienced executives and further motivate them to contribute to our short- and long-term success for the benefit of our Shareowners, particularly during uncertain times.

The Kellogg Severance Benefit Plan provides market-based severance benefits to employees who are terminated by Kellogg under certain circumstances. Kellogg benefits from this program in a variety of ways, including the fact that Kellogg has the right to receive a general release, non-compete, non-solicitation and non-disparagement provisions from separated employees.

The Change in Control Policy provides market-based benefits to executives in the event an executive is terminated without cause or the executive terminates employment for “good reason” in connection with a change in control. The Change in Control Policy protects Shareowner interests by enhancing employee focus during rumored or actual change in control activity by providing incentives to remain with Kellogg despite uncertainties while a transaction is under consideration or pending.

For more information, please refer to “Potential Post-Employment Payments,” which begins on page 55 of this proxy statement.

Retirement Plans.    Our CEO, CFO and other NEOs are eligible to participate in Kellogg-provided pension plans which provide benefits based on years of service and pay (salary plus annual incentive) to a broad base of employees. These NEOs are eligible to receive market-based benefits when they retire from Kellogg. The Compensation Committee utilizes an industry survey prepared by Hewitt & Associates to help determine the appropriate level of benefits. The Hewitt survey contains detailed retirement income benefit practices for a broad-based group of consumer products companies, which includes Kellogg, the companies in our compensation peer group (other than The Coca-Cola Co., who didn’t participate in the survey) and the following additional consumer products companies: Armstrong World Industries, Inc., Johnson & Johnson, S.C. Johnson Consumer Products, L’Oreal USA, Inc., McCormick & Company, Inc., The Procter & Gamble Co., Nestle USA, Inc., Reynolds American, Inc. and Unilever United States, Inc. Rather than commissioning a customized survey, the Compensation Committee uses the same survey used by Kellogg to set these benefits for all U.S. salaried employees. Since our U.S.-based NEOs participate in the same plans (with exceptions noted) as all of our U.S. salaried employees, the industry survey is a cost-effective way to set these benefits. Based on the industry survey, the Compensation Committee targets the median retirement income replacement among similarly situated executives. The targeted amount of the total retirement benefits is provided through a combination of qualified and non-qualified defined contribution plans and qualified and non-qualified defined benefit plans. The plans are designed to provide an appropriate level of replacement income upon retirement. These benefits consist of:

•	annual accruals under our pension plans; and

•	deferrals by the executive of salary and annual incentives, and matching contributions by us, under our savings and investment plans.

Both our U.S. pension program and our U.S. savings and investment program include restoration plans for our U.S. executives, which allow us to provide benefits comparable to those which would be available under our IRS qualified plans if the IRS regulations did not include limits on covered compensation and benefits. We refer to these plans as “restoration plans” because they restore benefits that would otherwise be available under the plans in which substantially all of our U.S. salaried employees are eligible to participate. These plans use the same benefit formulas as our broad-based IRS qualified plans, and use the same types of compensation to determine benefit amounts.

Amounts earned under long-term incentive programs such as EPP, gains from stock options and awards of restricted stock are not included when determining retirement benefits for any employee (including executives). We do not pay above-market interest rates on amounts deferred under our savings and investment plans.

The amount of an employee’s compensation is an integral component of determining the benefits provided under pension and savings plan formulas, and thus an individual’s performance over time will influence the level of his or her retirement benefits. For more information, please refer to “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans,” which begins on page 49 of this proxy statement.

As a result of his service while in Great Britain and Ireland, Mr. Mobsby has accrued benefits under the Senior Executives Benefits Plan, which we refer to as the U.K. Executive Pension Plan, and the Kellogg Group Irish Pension Plan, Senior Executive Section, which we refer to as the Irish Executive Pension Plan. There is no additional non-qualified pension plan, as there is for U.S. executives, because applicable tax laws do not function in a way that would require us to “restore” benefits limited by the applicable tax laws. The U.K. Executive Pension Plan was developed 30 years ago based on what was allowable under U.K. tax law at the time. The Irish Executive Plan was developed to mirror the benefits of the U.K. Executive Pension Plan and, therefore, provides similar benefits that are calculated in the same way as the U.K. Executive Pension Plan.

Perquisites.    The Compensation Committee believes that it has taken a conservative approach to perquisites. For example, Kellogg does not provide company cars or club memberships to its U.S. NEOs. Perquisites provided to our foreign NEOs may vary depending on the standard market practices and regulations for the country in which an NEO is based. Pursuant to a policy adopted by the Board, our CEO is generally required, when practical, to use company aircraft for personal travel for security reasons. Personal use of company aircraft by other NEOs is rare. The Summary Compensation Table beginning on page 40 of this proxy statement contains itemized disclosure of all perquisites to our NEOs, regardless of amount.

Employee Stock Purchase Plan.    We have a tax-qualified employee stock purchase plan, which is made available to substantially all U.S. employees, which allows participants to acquire Kellogg stock at a discount price. The purpose of the plan is to encourage employees at all levels to purchase stock and become Shareowners. Prior to 2008, the plan allowed participants to buy Kellogg stock at 85% of the lower of the starting or ending market price for the period with up to 10% of their base salary (subject to IRS limits). As of January 1, 2008, the plan allows participants to buy Kellogg stock at a 5% discount to the market price. This change was made to reduce our overall compensation expense. Under applicable tax law, no plan participant may purchase more than $25,000 in market value (based on the market value of Kellogg stock on the last trading day prior to the beginning of the enrollment period for each subscription period) of Kellogg stock in any calendar year. Although this benefit is generally available to all U.S. employees, we have included the 2007 compensation expense of any discounted stock purchased by our NEOs in the Summary Compensation Table. As a result of the change to the plan as of January 1, 2008, no compensation expense for the plan is included for 2008 or 2009 since no expense was incurred.

The Kellogg Europe Trading Limited Employee Share Purchase Plan.    We have a tax qualified employee stock purchase plan, which is made available to all Irish tax-paying employees of Kellogg Europe Trading Limited, which we refer to as KETL, who have been with KETL or another company within Kellogg for three consecutive months (including Mr. Mobsby), which allows participants to invest in shares of Kellogg stock every three months and qualify for a 100% matching contribution of Kellogg stock (subject to Irish tax law limits). The purpose of the Kellogg Europe Trading Limited Employee Share Purchase Plan, which we refer to as the KPlan, is to provide KETL employees with the opportunity to acquire a stake in the future of Kellogg. The KPlan allows participants to buy the largest whole number of shares of Kellogg stock for an amount no less than €10 per month, but no more than 3.5% of one month’s net basic salary, and limited to a maximum value of €12,700 per tax year. Participants purchase these shares of Kellogg stock at the price at which those shares are available on the New York Stock Exchange. Participants in the KPlan must agree that all shares acquired under the plan be held on their behalf by a trustee for three years, subject to certain exceptions. Although this benefit is generally available to all employees of KETL, we have included the compensation expense of any matching stock received by Mr. Mobsby in the Summary Compensation Table.

Executive Compensation Policies.

Executive Stock Ownership Guidelines.    In order to preserve the linkage between the interests of senior executives and those of Shareowners, senior executives are expected to establish and maintain a significant level of direct stock ownership. This can be achieved in a variety of ways, including by retaining stock received upon exercise of options or the vesting of stock awards (including EPP awards), participating in the Employee Stock Purchase Plan and purchasing stock in the open market. The CEO’s stock ownership requirement under our stock ownership guidelines is five times annual base salary. The stock ownership requirement for our other NEOs under our stock ownership guidelines is three times annual base salary. Our current stock ownership guidelines (minimum requirements) are as follows:

Chief Executive Officer	5x annual base salary
Global Leadership Team members (other than the CEO)	3x annual base salary
Other senior executives	2x annual base salary

These executives have five years from the date they first become subject to a particular level of the guidelines to meet them. All of our NEOs currently meet the guidelines, and all of our other senior executives currently meet or are on track to meet their ownership guideline. The Compensation Committee reviews compliance with the guidelines on an annual basis. Executives who are not in compliance with the guidelines may not sell stock without prior permission from our Chief Executive Officer, except for stock sales used to fund the payment of taxes and transaction costs incurred in connection with the exercise of options and the vesting of stock awards.

Practices Regarding the Grant of Equity Awards.    The Compensation Committee has generally followed a practice of making all option grants to executive officers on a single date each year. Prior to the relevant Compensation Committee meeting, the Compensation Committee reviews an overall stock option pool for all participating employees (approximately 2,900 in 2009) and recommendations for individual option grants to executives. Based on this review, the Compensation Committee approves the overall pool and the individual option grants to executives.

The Board grants these annual awards at its regularly-scheduled meeting in mid-February. The February meeting usually occurs within 2 or 3 weeks following our final earnings release for the previous fiscal year. We believe that it is appropriate that annual awards be made at a time when material information regarding our performance for the preceding year has been disclosed. We do not otherwise have any program, plan or practice to time annual option grants to our executives in coordination with the release of material non-public information. EPP Awards are granted at the same time as options.

While most of our option awards to NEOs have historically been made pursuant to our annual grant program, the Compensation Committee and Board retain the discretion to make additional awards of options or restricted stock to executives at other times for recruiting or retention purposes. We do not have any program, plan or practice to time “off-cycle” awards in coordination with the release of material non-public information.

All option awards made to our NEOs, or any of our other employees or Directors, are made pursuant to our LTIP. The exercise price of options under the LTIP is set at the closing trading price on the date of grant. We do not have any program, plan or practice of awarding options and setting the exercise price based on the stock’s price on a date other than the grant date, and we do not have a practice of determining the exercise price of option grants by using average prices (or lowest prices) of our common stock in a period preceding, surrounding or following the grant date. All grants to NEOs are made by the Board itself and not pursuant to delegated authority. Pursuant to authority delegated by the Board and subject to the Compensation Committee-approved allocation, awards of options to employees below the executive level are made by our CEO or other authorized senior executive officer.

Securities Trading Policy.    Our securities trading policy prohibits our Directors, executives and other employees from engaging in any transaction in which they may profit from short-term speculative swings in the value of our securities. This includes “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like) and hedging transactions, such as zero-cost collars and forward sale contracts. In addition, this policy is designed to ensure compliance with relevant SEC regulations, including insider trading rules.

Clawback Policies.    We maintain clawback provisions relating to stock option exercises. Under these clawback provisions, if an executive voluntarily leaves our employment to work for a competitor within one year after any option exercise, then the executive must repay to Kellogg any gains realized from such exercise (but reduced by any tax withholding or tax obligations). Beginning with our stock option grants in 2009, we have expanded the scope of our clawback provisions. In the event of certain violations of Kellogg policy and, in the case of executive officers, misconduct causing a financial restatement, any gains realized from the exercise of stock options are now subject to recoupment depending on the facts and circumstances of the event. Furthermore, the Compensation Committee approved in February 2010 similar clawback provisions in the Company’s AIP and EPP programs.

Deductibility of Compensation and Other Related Issues.    Section 162(m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to the company’s CEO and three other most highly compensated executive officers (other than our principal financial officer) serving on the last day of the year. Based on the regulations issued by the Internal Revenue Service, we have taken the necessary actions to ensure the deductibility of payments under the AIP and with respect to stock options and performance shares granted under our plans, whenever possible. We intend to continue to take the necessary actions to maintain the deductibility of compensation resulting from these types of awards. In contrast, restricted stock granted under our plans generally does not qualify as “performance-based compensation” under Section 162(m). Therefore, the vesting of restricted stock in some cases will result in a loss of tax deductibility of compensation, including in the case of the CEO. While we view preserving tax deductibility as an important objective, we believe the primary purpose of our compensation program is to support our strategy and the long-term interests of our shareholders. In specific instances we have and in the future may authorize compensation arrangements that are not fully tax deductible but which promote other important objectives of the company and of our executive compensation program.

The Compensation Committee also reviews projections of the estimated accounting (pro forma expense) and tax impact of all material elements of the executive compensation program. Generally, accounting expense is accrued over the requisite service period of the particular pay element (generally equal to the performance period) and Kellogg realizes a tax deduction upon the payment to/realization by the executive. As a result of the impact options with an accelerated ownership feature (“AOF”) have on our overall non-cash compensation expense, the Compensation Committee and the Board began taking a variety of actions to reduce the impact of AOF options beginning in 2003. On April 25, 2008, the Compensation Committee eliminated the AOF feature from all outstanding stock options in exchange for cash compensation.

COMPENSATION COMMITTEE REPORT

As detailed in its charter, the Compensation Committee of the Board oversees our compensation program on behalf of the Board. In the performance of its oversight function, the Compensation Committee, among other things, reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

Based upon the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended January 2, 2010 and our proxy statement to be filed in connection with our 2010 Annual Meeting of Shareowners, each of which will be filed with the SEC.

COMPENSATION COMMITTEE

John Dillon, Chair

Gordon Gund

Ann McLaughlin Korologos

Dr. John Zabriskie

EXECUTIVE COMPENSATION

Summary Compensation Table

The following narrative, tables and footnotes describe the “total compensation” earned during 2007, 2008 and 2009 by our NEOs. The total compensation presented below does not reflect the actual compensation received by our NEOs or the target compensation of our NEOs in 2007, 2008 and 2009. The actual value realized by our NEOs in 2009 from long-term incentives (options and restricted stock) is presented in the Option Exercises and Stock Vested Table on page 48 of this proxy statement. Target annual and long-term incentive awards for 2009 are presented in the Grants of Plan-Based Awards table on page 44 of this proxy statement.

The individual components of the total compensation calculation reflected in the Summary Compensation Table are broken out below:

Salary.    Base salary earned during 2009. Refer to “Compensation Discussion and Analysis — Elements of Our Compensation Program — Base Salaries.”

Bonus.    We did not pay any discretionary bonuses to our NEOs in 2009. Each NEO earned an annual performance-based cash incentive under our AIP, as discussed below under “Non-Equity Incentive Plan Compensation.” Refer to “Compensation Discussion and Analysis — Elements of Our Compensation Program — Annual Incentives.”

Stock Awards.    The awards disclosed under the heading “Stock Awards” consist of EPP awards and restricted stock awards. The dollar amounts for the awards represent the grant-date value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB 718”) for each NEO. Refer to Notes 1 and 7 to the Consolidated Financial Statements included in our annual Report on Form 10-K for the year ended January 2, 2010. Details about the EPP awards granted in 2009 are included in the Grant of Plan-Based Awards Table below. Refer to also “Compensation Discussion and Analysis — Elements of Our Compensation Program — Long-Term Incentives” for additional information. The grant-date fair value of the stock-based awards will likely vary from the actual amount the NEO receives. The actual value the NEO receives will depend on the number of shares earned and the price of our common stock when the shares vest.

Option Awards.    The awards disclosed under the heading “Option Awards” consist of annual option grants (each a “regular option”) and, for 2007 and 2008, accelerated ownership feature (“AOF”) option grants (each an “AOF option”). The dollar amounts for the awards represent the grant-date fair value calculated in accordance with FASB 718 for each NEO. Refer to Notes 1 and 7 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended January 2, 2010. Details about the option awards made during 2009 are included in the Grant of Plan-Based Awards Table below. Refer to also “Compensation Discussion and Analysis — Elements of Our Compensation Program — Long-Term Incentives — Stock Options” for additional information. The grant-date fair value of the stock option awards will likely vary from the actual value the NEO receives. The actual value the NEO receives will depend on the number of shares exercised and the price of our common stock on the date exercised. The amounts disclosed under the heading “Option Awards” also include the recognition of accounting expense under FASB 718 by Kellogg for the cancellation of the AOF on all outstanding options as discussed below.

Directors and employees began receiving “original” AOF options over sixteen years ago in order to create greater stock ownership by encouraging Directors and employees to exercise valuable stock options and retain the shares received as a result of the option exercise. Under the terms of the original option grant, a new option, or “AOF option,” was received when Kellogg stock was used to pay the exercise price of a stock option and related taxes. For AOF options, the expiration date was the same as the original option and the option exercise price was the fair market value our common stock on the date the AOF option was granted.

Beginning in 2003, the Compensation Committee and the Board began taking a variety of actions to reduce the impact of AOF options. On April 25, 2008, the Compensation Committee approved the elimination of the

AOF (commonly referred to as a “reload” feature) from all outstanding stock options (approximately 900 people). The elimination of the AOF from all outstanding options did not otherwise affect or change the underlying stock options. In exchange for the value of the AOF, holders of AOF’s received cash compensation. The price to be paid to holders of AOFs was determined with the assistance of a third-party actuarial consultant who calculated the value of the AOF option feature for each grant year.

Non-Equity Incentive Plan Compensation.    The amount of Non-Equity Incentive Plan Compensation consists of the Kellogg Senior Executive Annual Incentive Plan (“AIP”) awards granted and earned in 2009, 2008 and in 2007. At the outset of 2009, 2008 and 2007, the Compensation Committee granted AIP awards to the CEO, CFO and the other NEOs. Such awards are based on our performance during 2009, 2008 and 2007, respectively, and were paid in March 2010 (for 2009 grants), March 2009 (for 2008 grants) and in March 2008 (for 2007 grants). For information on these awards refer to “Compensation Discussion and Analysis — Elements of Our Compensation Program — Annual Incentives.”

Change in Pension Value.    The amounts disclosed under the heading “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” represent the actuarial increase during 2009, 2008 and 2007 in the pension value provided under the pension plans. Kellogg does not pay above-market or preferential rates on non-qualified deferred compensation for employees, including the NEOs. A detailed narrative and tabular discussion about our pension plans and non-qualified deferred compensation plans, our contributions to our pension plans and the estimated actuarial increase in the value of our pension plans are presented under the heading “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans.”

All Other Compensation.    Consistent with our emphasis on performance-based pay, perquisites and other compensation are limited in scope and in 2007 and 2009 were primarily comprised of retirement benefit contributions and accruals for NEOs based in the United States. In 2008, the cash compensation paid in connection with the one-time elimination of the AOF from existing options represented a significant portion of “All Other Compensation.”

SUMMARY COMPENSATION TABLE

It is important to note that the information required by the Summary Compensation Table does not necessarily reflect the target or actual compensation for our NEOs in 2009, 2008 and in 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)		All Other Compensation ($)(5)	Total ($)
David Mackay,	2009	1,194,237	0		1,228,890	2,262,613	2,760,000	3,611,000		362,707	11,419,447
President and	2008	1,136,545	0		1,803,547	3,535,733	2,601,300	1,849,000		1,375,213	12,301,338
Chief Executive Officer	2007	1,096,297	0		1,870,036	5,108,269	2,131,300	809,000		249,230	11,264,132

John Bryant,	2009	830,763	0		573,482	1,057,808	1,508,800	665,000		90,409	4,726,262
Executive Vice President, Chief Operating Officer, and Chief Financial Officer	2008	697,613	0		1,958,241	963,612	992,000	222,000		486,315	5,319,781
	2007	626,247	0		451,388	1,425,152	950,000	244,000		70,660	3,767,447

Brad Davidson	2009	675,000	0		295,646	543,674	959,400	1,663,000		138,454	4,275,174
Senior Vice President Kellogg Company, President, Kellogg North America	2008	588,384	0		1,296,491	513,751	842,000	831,000		238,939	4,310,565
	2007	531,339	0		244,118	583,197	770,000	125,000		104,971	2,358,625

Paul Norman	2009	623,079	0		220,844	405,821	885,600	1,189,000		66,245	3,390,589
Senior Vice President Kellogg Company, President, Kellogg International	2008	573,000	0		889,027	585,969	672,000	421,000		179,004	3,320,000
	2007	526,022	0		244,118	747,224	550,500	—	(6)	48,353	2,116,217

Tim Mobsby (7)	2009	711,450	0		146,042	267,265	941,248	1,953,000		77,445	4,096,450
Senior Vice President and Executive Vice President Kellogg International, President Europe	2008	743,707	0		211,905	445,806	552,529	493,000		247,367	2,694,314
	2007	665,909	81,410	(8)	216,482	896,287	938,400	1,737,000	(9)	76,568	4,612,056

(1)	Reflects the grant-date fair value of stock awards calculated in accordance with FASB 718 for each NEO. Refer to Notes 1 and 7 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended January 2, 2010 for a discussion of the relevant assumptions used in calculating the fair value. The table below presents separately the grant-date fair value for our outstanding EPP awards and restricted stock awards:

		EPP ($)	Restricted Stock ($)	Total ($)
David Mackay	2009	1,228,890	0	1,228,890
	2008	1,803,547	0	1,803,547
	2007	1,870,036	0	1,870,036
John Bryant	2009	573,482	0	573,482
	2008	466,191	1,492,050	1,958,241
	2007	451,388	0	451,388
Brad Davidson	2009	295,646	0	295,646
	2008	230,741	1,065,750	1,296,491
	2007	244,118	0	244,118
Paul Norman	2009	220,844	0	220,844
	2008	249,577	639,450	889,027
	2007	244,118	0	244,118
Tim Mobsby	2009	146,042	0	146,042
	2008	211,905	0	211,905
	2007	216,482	0	216,482

(2)	If the highest level of performance conditions are achieved, then the grant-date fair value of the stock awards for each NEO is as follows, Mr. Mackay: $2,457,780, $3,607,094, and $3,740,072 for 2009, 2008, and 2007, respectively; Mr. Bryant: $1,146,964, $932,382, and $902,776 for 2009, 2008, and 2007, respectively; Mr. Davidson: $591,292, $461,482, and $488,236 for 2009, 2008, and 2007, respectively; Mr. Norman: $441,688, $499,154, and $488,236 for 2009, 2008, and 2007, respectively; and Mr. Mobsby: $292,084, $423,810, and $432,964 for 2009, 2008, and 2007, respectively.

(3)	Represents the grant-date fair value calculated in accordance with FASB 718 for each NEO for (a) stock option grants and (b) the cancellation of the AOF on all outstanding options in 2008 (which we refer to as a modification to AOF options). See “Option Awards” above for additional discussion of the elimination of AOF options. Refer to Notes 1 and 7 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended January 2, 2010 for a discussion of the relevant assumptions used in calculating the grant-date fair value. The table below presents separately the compensation expense recognized in 2008 between our regular options and our AOF options. When an executive exercises an original option with an AOF, the AOF option is treated as a new grant for disclosure and accounting purposes even though the new grant relates back to the approval of the original grant.

		Regular Options($)	AOF Options($)		AOF Modification($)(b)	Total($)
David Mackay	2009	2,262,613	0		0	2,262,613
	2008	3,114,474	0		421,259	3,535,733
	2007	3,733,822	1,374,447		0	5,108,269
John Bryant	2009	1,057,808	0		0	1,057,808
	2008	803,548	0		160,064	963,612
	2007	904,738	520,414		0	1,425,152
Brad Davidson	2009	543,674	0		0	543,674
	2008	401,774	86,802	(a)	25,175	513,751
	2007	492,300	90,897		0	583,197
Paul Norman	2009	405,821	0		0	405,821
	2008	432,754	102,051	(a)	51,164	585,969
	2007	525,120	222,104		0	747,224
Tim Mobsby	2009	267,265	0		0	267,265
	2008	367,889	0		77,917	445,806
	2007	427,754	468,533		0	896,287

(a)	On April 25, 2008, the Compensation Committee approved the elimination of the AOF from outstanding stock options. However, prior to that date, Mr. Davidson and Mr. Norman each exercised outstanding stock options resulting in new AOF options. See “Option Awards” above for additional discussion of the elimination of AOF options.

(b)	Represents compensation expense incurred by Kellogg in connection with the elimination of the AOF from existing options. For the cash payment received by each NEO, see “All Other Compensation.”

(4)	Solely represents the actuarial increase or decrease during 2009 (for 2009 compensation), 2008 (for 2008 compensation) and during 2007 (for 2007 compensation) in the pension value provided under the U.S. Pension Plans for Mr. Mackay, Mr. Bryant, Mr. Norman and Mr. Davidson and the U.K. and Irish Executive Pension Plans for Mr. Mobsby as we do not pay above-market or preferential earnings on non-qualified deferred compensation. The calculation of actuarial present value is generally consistent with the methodology and assumptions outlined in our audited financial statements, except that benefits are reflected as payable as of the date the executive is first entitled to full unreduced benefits (as opposed to the assumed retirement date) and without consideration of pre-retirement mortality. A variety of factors impact the actuarial increase in present value (pension value). Factors typically impacting the pension value include service accruals during the year, increases in pay, changes in the discount rate, changes in the exchange rate (for Mr. Mobsby) and employment agreements. Each employment agreement is described under “Employment Agreements.”

(5)	The table below presents an itemized account of “All Other Compensation” provided in 2009, 2008 and 2007 to the NEOs, regardless of the amount and any minimal thresholds provided under the SEC rules and regulations. Consistent with our emphasis on performance-based pay, perquisites and other compensation are limited in scope and in 2007 and 2009 were primarily comprised of retirement benefit contributions and accruals for NEOs based in the United States. In 2008, the cash compensation paid in connection with the one-time elimination of the AOF from existing options represented a significant portion of “All Other Compensation.”

		Kellogg Contributions to S&I and Restoration Plans(a) ($)	Company Paid Death Benefit(b) ($)	Financial Planning Assistance(c) ($)	Stock Purchase Plans(d) ($)	Non- Business Aircraft Usage(e) ($)	Physical Exams(f) ($)	Non-U.S. Automobile Allowance(g) ($)	Education Assistance(h) ($)	AOF Cancellation Payment(i) ($)	Mortgage Assistance(j) ($)	Total ($)
David Mackay	2009	151,821	181,016	6,000	0	23,870	0	0	0	0	0	362,707
	2008	132,483	373,538	6,000	0	0	0	0	0	863,192	0	1,375,213
	2007	106,708	133,265	5,935	0	1,352	1,970	0	0	0	0	249,230

John Bryant	2009	72,879	8,280	3,750	0	0	5,500	0	0	0	0	90,409
	2008	67,135	6,810	5,755	0	0	0	0	0	406,615	0	486,315
	2007	52,930	6,256	3,525	4,627	1,352	1,970	0	0	0	0	70,660

Brad Davidson	2009	60,681	67,902	1,600	0	0	5,236	0	0	0	3,035	138,454
	2008	55,335	108,555	2,400	0	0	802	0	0	61,705	10,142	238,939
	2007	46,454	29,764	2,900	4,252	0	3,230	0	0	0	18,371	104,971

Paul Norman	2009	51,804	5,510	1,600	0	0	7,331	0	0	0	0	66,245
	2008	45,863	4,903	2,500	0	0	0	0	0	125,738	0	179,004
	2007	39,441	4,666	0	4,246	0	0	0	0	0	0	48,353

Tim Mobsby	2009	0	17,929	2,427	17,717	0	0	39,372	0	0	0	77,445
	2008	0	14,149	2,137	18,720	0	0	41,602	0	170,759	0	247,367
	2007	0	19,079	1,992	15,996	0	0	38,780	721	0	0	76,568

(a)	For information about our Savings & Investment Plan and Restoration Plan, refer to “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans — Non-Qualified Deferred Compensation” beginning on page 51.

(b)	Annual cost for Kellogg-paid life insurance, Kellogg-paid accidental death and dismemberment, Executive Survivor Income Plan (Kellogg funded death benefit provided to executive employees).

(c)	Reflects reimbursement for financial and tax planning assistance.

(d)	In 2007, Mr. Bryant, Mr. Davidson, and Mr. Norman participated in our tax-qualified ESPP, which is generally available to all U.S. salaried employees. On January 1, 2008, the price paid by all U.S. salaried employees under the ESPP, including the NEOs, became 95% of the price of our common stock at the end of each quarterly purchase period, as a result of which, no compensation expense for the plan is included for 2009 and 2008 since no expense was incurred. Mr. Mobsby participates in the KPlan, which is a broad-based employee stock purchase plan qualified under Irish tax laws and generally available to all employees of KETL. Each participant in the KPlan, including Mr. Mobsby, receive one additional share of Kellogg common stock for each share of Kellogg common stock purchased by such participant under the plan at 100% of the price of our common stock. The dollar amounts represent the grant-date fair value of the discount recognized under FASB ASC Topic 718 for each NEO.

(e)	The 2009 amount for Mr. Mackay is the incremental cost of a flight to and from a personal event. The 2007 amounts for Mr. Mackay and Mr. Bryant represent the incremental cost of a flight to and from the company-provided physical exam. The incremental cost of this flight was divided equally among the executives on the aircraft. The incremental cost of Kellogg aircraft used for a non-business flight is calculated by multiplying the aircraft’s hourly variable operating cost by a trip’s flight time, which includes any flight time of an empty return flight. Variable operating costs include: (1) landing, parking, passenger ground transportation, crew travel and flight planning services expenses; (2) supplies, catering and crew traveling expenses; (3) aircraft fuel and oil expenses; (4) maintenance, parts and external labor (inspections and repairs); and (5) any customs, foreign permit and similar fees. Fixed costs that do not vary based upon usage are not included in the calculation of direct operating cost. On certain occasions, an NEO or an NEO’s spouse or other family member may fly on the corporate aircraft as additional passengers. No additional direct operating cost is incurred in such situations under the foregoing methodology because the costs would not be incremental. Kellogg does not pay its NEOs any amounts in respect of taxes (so called gross up payments) on income imputed to them for non-business aircraft usage.

(f)	Actual cost of a physical exam.

(g)	Cost of annual automobile allowance for executives not based in the United States.

(h)	Represents an educational allowance paid to Mr. Mobsby under his employment agreement.

(i)	For information about the AOF modification payment, refer to “Summary Compensation Table — Option Awards.”

(j)	Represents mortgage interest assistance paid on behalf of Mr. Davidson in connection with his relocation as President of U.S. Snacks. Mr. Davidson’s mortgage assistance ended June 2009.

In addition to the foregoing compensation, the NEOs also participated in health and welfare benefit programs, including vacation and medical, dental, prescription drug and disability coverage. These programs are generally available and comparable to those programs provided to all salaried employees in the region in which each NEO is based.

(6)	The year-over-year change from 2006 to 2007 in actuarial value of benefits earned under the U.S. Pension Plans, resulted in a negative sum of $1,000 for Mr. Norman. The primary reason for this negative actuarial value under the U.S. Pension Plans was a change in the discount rate used to value the plans.

(7)	Mr. Mobsby is employed in Ireland and is paid in euro. In calculating the U.S. dollar equivalent for disclosure purposes other than as noted below, we use a conversion rate to convert the sum of his payments from euro into U.S. dollars based on an average of the closing monthly exchange rates in effect for each month during the fiscal year in which the payments were made. The conversion rate of euro to U.S. dollars utilized for the fiscal year ending January 2, 2010 was 1.395. With respect to the amount shown under the heading “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” for Mr. Mobsby, we calculated this value using the difference of the U.S. dollar equivalents of the beginning and ending balances of Mr. Mobsby’s pension benefit during fiscal 2009 and fiscal 2008 after converting these amounts from euro to U.S. dollars. In order to calculate these values for 2009, we used the conversion rates in effect for the last day of fiscal 2008 and last day of fiscal 2009 for converting the beginning and ending balances, respectively. In order to calculate these values for 2008, we used the conversion rates in effect for the last day of fiscal 2007 and last day of fiscal 2008 for converting the beginning and ending balances, respectively. For more information on foreign currency rate fluctuations, refer to footnote (9) below.

(8)	As discussed in more detail under “Employment Agreements — Mr. Mobsby,” represents the final installment of the relocation incentive premium payment he received for relocating to Ireland in 2004.

(9)	Foreign currency exchange rates, such as the exchange rate between the U.S. dollar and the euro, can be volatile and affected by, among other factors, the general economic conditions of a country, the actions of the U.S. and non-U.S. governments or central banks, the imposition of currency controls, and speculation. In 2009, 2008 and 2007, ($289,000), $148,000 and $762,000, respectively, of Mr. Mobsby’s change in pension value reflects foreign currency exchange rate fluctuations. Mr. Mobsby’s 2007 value has been changed. The value reported for 2007 in the 2008 proxy was $2,187,000 and the corrected value in the table above is $1,737,000. The value was changed because a cost of living adjustment that only applies to UK benefits for service earned in 1997 and later years was mistakenly applied to his benefits earned before 1997.

Grant of Plan-Based Awards Table

During 2009, we granted the following plan-based awards to our NEOs:

1.	Stock Options;

2.	2009 AIP grants (annual cash performance-based awards); and

3.	2009-2011 EPP grants (multi-year stock performance-based awards).

Information with respect to each of these awards on a grant-by-grant basis is set forth in the table below. For a detailed discussion of each of these awards and their material terms, refer to “Executive Compensation — Summary Compensation Table” and “Compensation Discussion and Analysis — Elements of Our Compensation Program” above.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant-date Fair Value of Stock and Option Awards($)
Name	Grant Date	Approval Date	Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)
David Mackay
Stock Options	2/20/2009	2/20/2009	—	—	—	—	—	—	—	321,700	40.17	2,262,613	(1)
2009 AIP(2)	—	—	0	1,725,000	3,450,000	—	—	—	—	—	—	—
2009-11 EPP	2/20/2009	2/20/2009	—	—	—	0	34,500	69,000	—	—	—	1,228,890	(3)
John Bryant
Stock Options	2/20/2009	2/20/2009	—	—	—	—	—	—	—	150,400	40.17	1,057,808	(1)
2009 AIP(2)	—	—	0	920,000	1,840,000	—	—	—	—	—	—	—
2009-11 EPP	2/20/2009	2/20/2009	—	—	—	0	16,100	32,200	—	—	—	573,482	(3)
Brad Davidson
Stock Options	2/20/2009	2/20/2009	—	—	—	—	—	—	—	77,300	40.17	543,674	(1)
2009 AIP(2)	—	—	0	585,000	1,170,000	—	—	—	—	—	—	—
2009-11 EPP	2/20/2009	2/20/2009	—	—	—	0	8,300	16,600	—	—	—	295,646	(3)
Paul Norman
Stock Options	2/20/2009	2/20/2009	—	—	—	—	—	—	—	57,700	40.17	405,821	(1)
2009 AIP(2)	—	—	0	540,000	1,080,000	—	—	—	—	—	—	—
2009-11 EPP	2/20/2009	2/20/2009	—	—	—	0	6,200	12,400	—	—	—	220,844	(3)
Tim Mobsby
Stock Options	2/20/2009	2/20/2009	—	—	—	—	—	—	—	38,000	40.17	267,265	(1)
2009 AIP(2)	—	—	0	498,015	996,030	—	—	—	—	—	—	—
2009-11 EPP	2/20/2009	2/20/2009	—	—	—	0	4,100	8,200	—	—	—	146,042	(3)

(1)	Represents the grant-date fair value calculated in accordance with FASB ASC Topic 718. Refer to Notes 1 and 7 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended January 2, 2010. The grant-date fair value of the stock option awards will likely vary from the actual value the NEO receives. The actual value the NEO receives will depend on the number of shares exercised and the price of our common stock on the date exercised.

(2)	Represents estimated possible payouts on the grant date for annual performance cash awards granted in 2009 under the 2009 AIP for each of our NEOs. The AIP is an annual cash incentive opportunity and, therefore, these awards are earned in the year of grant. See the column captioned “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for the actual payout amounts related to the 2009 AIP. See also “Compensation Discussion and Analysis — Elements of Our Compensation Program — Annual Incentives” for additional information about the 2009 AIP.

(3)	Represents the grant-date fair value calculated in accordance with FASB ASC Topic 718. Refer to Notes 1 and 7 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended January 2, 2010. This grant-date fair value assumes that each participant earns the target EPP award (i.e., 100% of EPP target). The actual value the NEO receives will depend on the number of shares earned and the price of our common stock when the shares vest.

Outstanding Equity Awards at Fiscal Year-End Table

The following equity awards granted to our NEOs were outstanding as of the end of fiscal 2009:

Stock Options (disclosed under the “Option Awards” columns).    Represents annual option grants made in February of each year to our NEOs.

Restricted Stock Awards (disclosed under the “Stock Awards” columns).    In 2008, in order to enhance the retention and continuity of our senior operating team, each of Mr. Bryant, Mr. Davidson and Mr. Norman received a restricted stock award.

2007-2009 EPP Grants (disclosed under the “Stock Awards” columns).    The 2007-2009 EPP cycle began on January 1, 2007 (first day of fiscal 2007) and concluded on January 2, 2010 (last day of fiscal 2009). Dividends are not paid on unvested EPP awards. The 2007-2009 awards are based on cumulative cash flow. The ultimate value of the awards will depend on the number of shares earned and the price of our common stock at the time awards are issued. See “Compensation Discussion and Analysis — Elements of Our Compensation Program — Long-Term Incentives — 2007-2009 EPP” for additional information, including the actual amount of the awards that were paid out on or about February 19, 2010.

2008-2010 EPP Grants (disclosed under the “Stock Awards” columns).    The 2008-2010 EPP cycle began on December 30, 2007 (first day of fiscal 2008) and concludes on January 1, 2011 (last day of fiscal 2010). Dividends are not paid on unvested EPP awards. The 2008-2010 awards are based on compound annual growth of internal operating profit. The ultimate value of the awards will depend on the number of shares earned and the price of our common stock at the time awards are issued.

2009-2011 EPP Grants (disclosed under the “Stock Awards” columns).    The 2009-2011 EPP cycle began on January 4, 2009 (first day of fiscal 2009) and concludes on December 31, 2011 (last day of fiscal 2011). Dividends are not paid on unvested EPP awards. The 2009-2011 awards are based on annual cost savings. The ultimate value of the awards will depend on the number of shares earned and the price of our common stock at the time awards are issued.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable (1)	Number of Securities Underlying Unexercised Options(#) Unexercisable (2)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)(3)	Option Exercise Price ($)(4)	Option Expiration Date(5)	Number of Shares or Units of Stock That Have Not Vested (#)(6)		Market Value of Shares or Units of Stock That Have Not Vested ($)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(8)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(9)
David Mackay
Stock Options	151,000	0			44.04	2/18/2015
	166,100	0			44.46	2/17/2016
	341,300	0			49.78	2/16/2017
	160,850	160,850	(10)		51.04	2/22/2018
	0	321,700	(11)		40.17	2/20/2019
AOF Options	32,884	0			49.92	8/1/2010
	9,167	0			53.58	8/1/2010
	13,611	0			49.92	2/16/2011
	90,565	0			53.58	2/16/2011
	128,511	0			49.92	3/26/2011
	80,553	0			53.58	3/26/2011
	50,770	0			46.29	2/22/2012
	71,333	0			53.58	2/22/2012
	87,931	0			49.92	2/21/2013
Restricted Stock							0		0
2007-09 EPP(12)										81,200	4,319,840
2008-10 EPP										76,600	4,075,120
2009-11 EPP										69,000	3,670,800
John Bryant
Stock Options	125,500	0			38.93	2/20/2014
	95,000	0			44.04	2/18/2015
	105,000	0			44.46	2/17/2016
	82,700	0			49.78	2/16/2017
	41,500	41,500	(10)		51.04	2/22/2018
	0	150,400	(11)		40.17	2/20/2019
AOF Options	18,245	0			49.92	2/16/2011
	10,441	0			53.58	2/16/2011
	33,999	0			46.12	2/22/2012
	17,118	0			49.92	2/22/2012
	48,994	0			53.58	2/22/2012
	39,528	0			49.92	2/21/2013
	45,540	0			53.58	2/21/2013
Restricted Stock							35,000	(13)	1,862,000
2007-09 EPP(12)										19,600	1,042,720
2008-10 EPP										19,800	1,053,360
2009-11 EPP										32,200	1,713,040
Brad Davidson
Stock Options	45,000	0			49.78	2/16/2017
	20,750	20,750	(10)		51.04	2/22/2018
	0	77,300	(11)		40.17	2/20/2019
AOF Options	6,070	0			49.63	2/16/2011
	4,727	0			51.14	2/16/2011
	2,760	0			51.14	2/22/2012
	10,462	0			49.63	2/21/2013
	8,310	0			51.14	2/21/2013
Restricted Stock							25,000	(13)	1,330,000
2007-09 EPP(12)										10,600	563,920
2008-10 EPP										9,800	521,360
2009-11 EPP										16,600	883,120
Paul Norman
Stock Options	48,000	0			49.78	2/16/2017
	22,350	22,350	(10)		51.04	2/22/2018
	0	57,700	(11)		40.17	2/20/2019
AOF Options	1,160	0			47.60	2/22/2012
	8,761	0			49.92	2/22/2012
	8,757	0			51.85	2/22/2012
	16,526	0			51.14	2/22/2012
	4,764	0			49.92	2/21/2013
	12,881	0			51.85	2/21/2013
	7,545	0			51.14	2/21/2013

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable (1)	Number of Securities Underlying Unexercised Options(#) Unexercisable (2)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)(3)	Option Exercise Price ($)(4)	Option Expiration Date(5)	Number of Shares or Units of Stock That Have Not Vested (#)(6)		Market Value of Shares or Units of Stock That Have Not Vested ($)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(8)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(9)
Restricted Stock							15,000	(13)	798,000
2007-09 EPP(12)										10,600	563,920
2008-10 EPP										10,600	563,920
2009-11 EPP										12,400	659,680
Tim Mobsby
Stock Options	45,000	0			44.04	2/18/2015
	43,500	0			44.46	2/17/2016
	39,100	0			49.78	2/16/2017
	19,000	19,000	(10)		51.04	2/22/2018
	0	38,000	(11)		40.17	2/20/2019
AOF Options	2,143	0			49.80	2/16/2011
	41,678	0			52.98	2/16/2011
	35,331	0			49.80	2/22/2012
	5,053	0			49.80	2/21/2013
	18,038	0			52.98	2/21/2013
Restricted Stock							0		0
2007-09 EPP(12)										9,400	500,080
2008-10 EPP										9,000	478,800
2009-11 EPP										8,200	436,240

(1)	On an award-by-award basis, the number of securities underlying unexercised options that are exercisable and that are not reported in Column 3 — “Number of Securities Underlying Unexercised Unearned Options.”

(2)	On an award-by-award basis, the number of securities underlying unexercised options that are unexercisable and that are not reported in Column 3 — “Number of Securities Underlying Unexercised Unearned Options.”

(3)	On an award-by-award basis, there were no shares underlying unexercised options awarded under any equity incentive plan that have not been earned.

(4)	The exercise price for each option reported in Columns 1 and 2 — “Number of Securities Underlying Unexercised Options” and Column 3 — “Number of Securities Underlying Unexercised Unearned Options.”

(5)	The expiration date for each option reported in Columns 1 and 2 — “Number of Securities Underlying Unexercised Options” and Column 3 — “Number of Securities Underlying Unexercised Unearned Options.”

(6)	The total number of shares of stock that have not vested and that are not reported in Column 8 — “Number of Unearned Shares, Units or Other Rights That Have Not Vested.”

(7)	Represents the number of shares of stock that have not vested and that are not reported in Column 9 — “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested” multiplied by the closing price of our common stock on January 1, 2010 (the last trading day of fiscal 2009).

(8)	Represents the “maximum” number of shares that could be earned under outstanding EPP awards. The cycle for the 2007-2009 EPP grants concluded on January 2, 2010, the cycle for the 2008-2010 EPP grants concludes on January 1, 2011, and the cycle for the 2009-2011 EPP grants concludes on December 31, 2011. The ultimate number of shares issued under the EPP awards will depend on the number of shares earned and the price of our common stock on the actual vesting date. For additional information with respect to these awards, refer to “Executive Compensation — Summary Compensation Table” and “Compensation Discussion and Analysis — Elements of Our Compensation Program.”

(9)	Represents the “maximum” number of shares that could be earned under outstanding EPP awards multiplied by the closing price of our common stock on January 1, 2010 (the last trading day of fiscal 2009). The ultimate value of the EPP awards will depend on the number of shares earned and the price of our common stock on the actual vesting date.

(10)	These options vested on February 22, 2010.

(11)	One-third of these options vested on February 20, 2010; one-third will vest on February 20, 2011; and one-third will vest on February 20, 2012.

(12)	Vested and paid out on or about February 16, 2010. For actual payout amounts, see the EPP table on page 32.

(13)	Vests on December 19, 2011.

Option Exercises and Stock Vested Table

With respect to our NEOs, this table shows the stock options exercised by such officers during 2009 (disclosed under the “Option Awards” columns). The dollar value reflects the total pre-tax value realized by such officers (Kellogg stock price at exercise minus the option’s exercise price), not the grant-date fair value or recognized compensation expense disclosed elsewhere in this proxy statement. Value from these option exercises were only realized to the extent our stock price increased relative to the stock price at grant (exercise price). These options have been granted to the NEOs since 1999. Consequently, the value realized by the executives upon exercise of the options was actually earned over a period of up to 10 years. This table also shows the stock awards paid out under the 2006-2008 EPP. The 2006-2008 EPP cycle began on January 1, 2006 (first day of fiscal 2006) and concluded on January 3, 2009 (last day of fiscal 2008). Although the performance period ended on January 3, 2009, each NEO had to be actively employed by Kellogg on the date the awards vested (February 17, 2009) in order to receive the payout.

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)
David Mackay	262,000	3,813,200	60,900	3,203,340
John Bryant	6,236	23,888	14,700	773,220
Brad Davidson	94,000	841,316	7,950	418,170
Paul Norman	57,830	542,053	18,950	941,220
Tim Mobsby	0	0	7,050	370,830

(1)	Only reflects the payout of the 2006-2008 EPP awards in February 2009. Does not reflect the payout of 2007-2009 EPP awards. The 2007-2009 EPP cycle began on December 31, 2006 (first day of fiscal 2007) and concluded on January 2, 2010 (last day of fiscal 2009). Although the performance period ended on January 2, 2010, each NEO had to be actively employed by Kellogg on the date the awards vested (February 16, 2010) in order to receive the payout. See “Compensation Discussion and Analysis — Elements of Our Compensation Program — Long-Term Incentives — Executive Performance Plan — 2007-2009 EPP” and “Executive Compensation — Outstanding Equity Awards at Fiscal Year-End Table” for additional information.

RETIREMENT AND NON-QUALIFIED DEFINED CONTRIBUTION

AND DEFERRED COMPENSATION PLANS

Pension Plans

The CEO, CFO and other NEOs are eligible to participate in Kellogg-provided pension plans which provide benefits based on years of service and pay (salary plus annual incentive) to a broad base of employees.

U.S. Pension Plans.    Our U.S. pension plans are comprised of the Kellogg Company Pension Plan and the non-qualified restoration plans, which include the Kellogg Company Executive Excess Plan for accruals after December 31, 2004, and the Kellogg Company Excess Benefit Retirement Plan for accruals on or before December 31, 2004 (collectively, the “U.S. Pension Plans”).

Below is an overview of our U.S. Pension Plans in which Mr. Mackay, Mr. Bryant, Mr. Davidson and Mr. Norman participate.

	U.S. Qualified Pension Plan	U.S. Non-Qualified Plans
Reason for Plan	Provide eligible employees with a competitive level of retirement benefits based on pay and years of service.	Provide eligible employees with a competitive level of retirement benefits by “restoring” the benefits limited by the Internal Revenue Code. Based on the formula used in the U.S. Pension Plan.
Eligibility	Salaried employees, including the CEO, CFO and other NEOs, and certain hourly and union employees.	Eligible employees impacted under the Internal Revenue Code by statutory limits on the level of compensation and benefits that can be considered in determining Kellogg-provided retirement benefits.
Payment Form	Monthly annuity.	Monthly annuity or lump sum at the choice of the executive.
Participation, as of January 1, 2003	Active Kellogg heritage employees who are 40 years of age or older or have 10 or more years of service.
Retirement Eligibility

Full Unreduced Benefit:

•  Normal retirement age 65

•  Age 55 with 30 or more years of service

•  Age 62 with 5 years of service

Reduced Benefit:

•  Age 55 with 20 years of service

•  Any age with 30 years of service

Pension Formula	Single Life Annuity = 1.5% x (years of service) x (final average pay based on the average of highest three consecutive years) – (Social Security offset)
Pensionable Earnings	Includes only base pay and annual incentive payments. We do not include any other compensation, such as restricted stock grants, EPP payouts, gains from stock option exercises and any other form of stock- or option-based compensation in calculating pensionable earnings.

Foreign Pension Plans.    Mr. Mobsby, who is based in Ireland, participates in the Irish Executive Pension Plan. There is no additional non-qualified pension plan as there is for U.S. executives, because applicable tax laws do not function in a way that would require us to “restore” benefits limited by the applicable tax laws. In order to become a participant in the Irish Executive Pension Plan, an executive must be nominated for participation and subsequently have his or her nomination approved by the Board of Trustees of the Irish Executive Pension Plan. The Board of Trustees is chaired by a Kellogg-nominated trustee and comprised of a combination of Kellogg- and member-nominated trustees.

The formula for the single life annuity benefit under the Irish Executive Pension Plan is 1.67% of the final average pay multiplied by the executive’s years of service. The final average pay amount is based on the average pay of the best three of the last ten years and includes only base salary and bonus and does not include any other compensation. Once an executive reaches 20 years of service, the years of service factor automatically increases to 40 years, at which point it is capped under applicable Irish law. Executives are eligible to retire and receive the full unreduced benefit at age 63. Executives who joined the Irish Executive Pension Plan prior to December 1, 1991 are eligible to retire and receive the full unreduced benefit at age 60, while executives who joined subsequent to that date must receive consent in order to retire between the ages of 60 and 65 before receiving the full unreduced benefit. Executives may retire and receive a reduced benefit upon reaching the age of 50, but must receive consent before receiving the reduced benefit. Mr. Mobsby also received pension benefits under the U.K. Executive Pension Plan. The benefits provided under the U.K. Executive Pension Plan mirror those provided under the Irish Executive Pension Plan. Consequently, Mr. Mobsby’s benefit shown in the Pension Benefits Table under the U.K. Executive Pension Plan is calculated in the same way.

Actuarial Present Value.    The estimated actuarial present value of the retirement benefit accrued through January 2, 2010 appears in the following table. The calculation of actuarial present value is generally consistent with the methodology and assumptions outlined in our audited financial statements, except that benefits are reflected as payable as of the date the executive is first entitled to full unreduced benefits (as opposed to the assumed retirement date) and without consideration of pre-retirement mortality. Specifically, present value amounts were determined based on the financial accounting discount rate of 5.88% for the U.S. Qualified Pension Plan, 5.50% for the U.S. Non-Qualified Pension Plan, 5.10% for the Irish Executive Pension Plan and 5.65% for the U.K. Executive Pension Plan. Benefits subject to lump-sum distributions in the US were determined using an interest rate of 3.84% and PBGC mortality assumptions for Mr. Mackay and an interest rate of 5.50% and current statutory mortality under the Pension Protection Act for Mr. Bryant, Mr. Davidson, and Mr. Norman. Lump sum conversion factors in the UK and Ireland include a more complex mix of interest rate, mortality and the anticipated rate of future increases in pension benefits; these factors are plan-specific, determined by the Trustees on actuarial advice and apply equally to all plan members, differing by age only. For further information on our accounting for pension plans, refer to Note 8 within Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended January 2, 2010. The actuarial increase in 2009 of the projected retirement benefits can be found in the Summary Compensation Table under the heading “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” (all amounts reported under that heading represent actuarial increases in the U.S. Pension Plans, Irish Executive Pension Plan and U.K. Executive Pension Plan). No payments were made to our NEOs under the U.S. Pension Plans, Irish Executive Pension Plan and U.K. Executive Pension Plan during 2009. The number of years of credited service disclosed below equals an executive’s length of service with Kellogg, except that in 2003 Mr. Mackay (who is retirement-eligible) received additional years of credited service under the U.S. Pension Plans for retention purposes. Refer to “Employment Agreements.”

PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit($)	Payments During Last Fiscal Year($)
David Mackay(1)	U.S Qualified Pension Plan	19	390,000
	Non-Qualified Plan (2004 and before)	14	2,194,000
	Non-Qualified Plan (2005 and after)	11	8,822,000
	TOTAL		11,406,000	0
John Bryant	U.S Qualified Pension Plan	12	124,000
	Non-Qualified Plan (2004 and before)	7	185,000
	Non-Qualified Plan (2005 and after)	5	1,227,000
	TOTAL		1,536,000	0
Brad Davidson	U.S Qualified Pension Plan	26	653,000
	Non-Qualified Plan (2004 and before)	21	629,000
	Non-Qualified Plan (2005 and after)	5	4,275,000
	TOTAL		5,557,000	0
Paul Norman	U.S Qualified Pension Plan	23	459,000
	Non-Qualified Plan (2004 and before)	18	348,000
	Non-Qualified Plan (2005 and after)	5	2,667,000
	TOTAL		3,474,000	0
Tim Mobsby(2)	UK Pension	22	8,262,000
	Irish Pension	5	2,300,000
	TOTAL		10,562,000	0

(1)	Mr. Mackay was granted 6 years of additional service credit in 2003 for retention purposes. This additional service credit increased the actuarial present value of his non-qualified pension benefit shown above by $2,811,000, however the additional service credit does not impact the qualified plan.

(2)	Mr. Mobsby is employed in Ireland and is paid in euro. In calculating the U.S. dollar equivalent for disclosure purposes, we calculated this value using the U.S. dollar equivalents of the ending balance of Mr. Mobsby’s pension benefit as of the last day of fiscal 2009 after converting this amount from euro to U.S. dollars with the conversion rates in effect for the last day of fiscal 2009.

Non-Qualified Deferred Compensation

We offer both qualified and non-qualified defined contribution plans for employees to elect voluntary deferrals of salary and annual incentive awards. Our defined contribution plans are comprised of (1) the Savings & Investment Plan (which is a qualified plan available to substantially all salaried employees) and (2) the Restoration Savings & Investment Plan (“Restoration Plan”), which is a non-qualified plan as described below. Effective on January 1, 2005, the Restoration Plan was renamed the Grandfathered Restoration Plan to preserve certain distribution options previously available in the old Restoration Plan, but no longer allowed under IRS regulations on deferrals after January 1, 2005. Deferrals after January 1, 2005 are contributed to a new Restoration Plan, which complies with the new IRS regulations on distributions. Under these plans, employees can defer up to 50% of base salary plus annual incentives. Payouts are generally made after retirement or termination of employment with Kellogg either as annual installments or as a lump sum, based on the distribution payment alternative elected under each plan. Participants in the Restoration Plan may not make withdrawals during their employment. Participants in the Grandfathered Restoration Plan may make withdrawals during employment, but must pay a 10% penalty on any in-service withdrawal.

In order to assist employees with saving for retirement, we provide matching contributions on employee deferrals. Under this program, we match dollar for dollar up to 3% of eligible compensation (i.e., base salary plus annual incentive) which is deferred by employees, and 50% of the deferred compensation between 3% and 5% of eligible compensation deferred by employees. Accordingly, if employees contribute 5% of eligible compensation, we provide a matching contribution of 4% of eligible compensation. No Kellogg contributions are provided above 5% of eligible compensation deferred by employees. Kellogg contributions are immediately vested.

Our Restoration Plan is a non-qualified, unfunded plan we offer to employees who are impacted by the statutory limits of the Internal Revenue Code on contributions under our qualified plan. The Restoration Plan allows us to provide the same matching contribution, as a percentage of eligible compensation, to impacted employees as other employees. All contributions to the Restoration Plan are invested in the Stable Income Fund, which was selected by Kellogg (and is one of the 11 investment choices available to employees participating in the Savings & Investment Plan). The Stable Income Fund has provided an interest rate of about 5% per year. As an unfunded plan, no money is actually invested in the Stable Income Fund; contributions and earnings/losses are tracked in a book-entry account and all account balances are general Kellogg obligations.

The following table provides information with respect to our Restoration Plan for each NEO. This table excludes information with respect to our Savings & Investment Plan, which is a qualified plan available to all salaried Kellogg employees as described above. Because Mr. Mobsby is employed in Ireland and our Restoration Plan is governed by the laws of the United States, he does not participate in our Restoration Plan or similar plan in Ireland. In lieu of receiving this benefit, Mr. Mobsby participates in the KPlan described in “Compensation Discussion and Analysis — Elements of Our Compensation Program — The Kellogg Europe Trading Limited Employee Share Purchase Plan.”

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)(5)
David Mackay	532,581	142,021	85,765	0	3,632,835
John Bryant	111,037	63,450	21,188	0	910,430
Brad Davidson	65,539	52,431	21,477	0	900,712
Paul Norman	59,255	47,404	19,144	0	803,802
Tim Mobsby	0	0	0	0	0

(1)	Amounts in this column are included in the “Salary” and/or “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

(2)	Amounts in this column are Kellogg matching contributions and are reflected in the Summary Compensation Table under the heading “All Other Compensation.”

(3)	Represents at-market/non-preferential earnings on the accumulated balance in 2009.

(4)	Aggregate balance as of January 2, 2010 is the total market value of the deferred compensation account, including executive contributions, Kellogg contributions and any earnings, including contributions and earnings from past fiscal years.

(5)	The amounts in the table below are also being reported as compensation in the Summary Compensation Table in the years indicated below:

	Fiscal Year	Reported Amounts ($)
David Mackay	2009	674,602
	2008	577,191
	2007	464,112
John Bryant	2009	174,487
	2008	127,585
	2007	98,842
Brad Davidson	2009	117,970
	2008	104,817
	2007	87,083
Paul Norman	2009	106,658
	2008	91,815
	2007	79,442
Tim Mobsby	2009	0
	2008	0
	2007	0

EMPLOYMENT AGREEMENTS

Mr. Jenness.    While serving as Chairman, Mr. Jenness remains eligible to participate in our life insurance, medical insurance, dental plan and savings and investment plan. He also remains entitled to receive the retiree medical insurance described in the letter agreement between him and Kellogg, dated December 20, 2004. Mr. Jenness is entitled to a lump sum pension benefit from Kellogg calculated as of January 1, 2008, which we refer to as the election date. The benefit is payable after the termination of his employment from Kellogg as a result of Section 409A of the Internal Revenue Code. In accordance with our Pension Plans, the pension benefit (stated as a single life annuity of $155,167) was converted to a lump sum amount using the PBGC interest rate in effect in October 2007. The lump sum accrues interest at the 30-year treasury rate from the election date. If Mr. Jenness’ employment is terminated by us for cause (as defined in the agreement), he will not be entitled to a pension payment.

Mr. Mackay.    Our letter agreements with Mr. Mackay provides that if his employment is terminated by Kellogg without cause, he would be entitled to take a leave of absence through August 16, 2010, during which he would be eligible to receive benefits under the Kellogg Company Severance Benefit Plan. Mr. Mackay will be eligible to retire at the end of the leave of absence and he would receive at that time benefits in accordance with the terms of the plans payable at the retirement of salaried retirees. He could also become entitled to such benefits upon certain terminations of his employment in connection with a change in control of Kellogg.

Mr. Bryant.    Our retention agreement with Mr. Bryant provides that (a) Mr. Bryant’s pension benefits would be calculated based on the same formula applicable to most other senior executives; and (b) Mr. Bryant will be subject to non-compete and non-solicit obligations.

Mr. Mobsby.    Effective as of April 20, 2004, as part of a relocation and retention program intended to guarantee benefits otherwise available to management employees, we provided to Mr. Mobsby a summary of benefits, terms and conditions of his employment. The summary provides for minimum annual base salary and annual bonus, and other benefits customarily provided to management in Ireland such as life insurance of four times his annual base salary, participation in our stock option plan, European pension plans and the Kellogg Europe Trading Limited Employee Share Purchase Plan, vehicle allowance, benefits relating to private health care, sickness absence, paternity, notice period entitlements and paid vacation days.

POTENTIAL POST-EMPLOYMENT PAYMENTS

Our executive officers are eligible to receive benefits in the event their employment is terminated (1) by Kellogg without cause, (2) upon their retirement, disability or death or (3) in certain circumstances following a change in control. The amount of benefits will vary based on the reason for the termination.

The following sections present calculations as of January 2, 2010 of the estimated benefits our executive officers would receive in these situations. Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and may not represent the actual amount an executive would receive if an eligible termination event were to occur.

In addition to the amounts disclosed in the following sections, each executive officer would retain the amounts which he has earned or accrued over the course of his employment prior to the termination event, such as the executive’s balances under our deferred compensation plans, accrued retirement benefits and previously vested stock options. For further information about previously earned and accrued amounts, see “Executive Compensation — Summary Compensation Table,” “Executive Compensation — Outstanding Equity Awards at Fiscal Year End Table,” “Executive Compensation — Option Exercises and Stock Vested Table” and “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans.”

Severance Benefits

If the employment of an executive (including the NEOs) is terminated without cause, then he or she will be entitled to receive benefits under the Kellogg Company Severance Benefit Plan. Benefits under this plan are not available if an executive is terminated for cause.

In the event we terminate the “at-will” employment of the NEOs for reasons other than cause, they would receive severance-related benefits under the Kellogg Company Severance Benefit Plan. The plan is designed to apply in situations where Kellogg terminates employment for reasons such as (1) individual and company corporate performance; (2) a reduction in work force; (3) the closing, sale or relocation of a Kellogg facility; (4) elimination of a position; or (5) other reasons approved by the Kellogg ERISA Administrative Committee. Under the plan:

•	The executive is entitled to receive cash compensation equal to two times base salary and two times target annual incentive award, paid in installments over a two-year severance period.

•	The Company has the discretion to pay the executive an annual incentive award for the current year at the target level, prorated as of the date of termination.

•

Previously-granted stock option and restricted stock awards continue to vest during the two-year severance period. All awards not vested or earned after the two-year period are forfeited. EPP awards do not vest under the terms of the severance plan unless the executive is eligible to retire at the time of his termination.

•

The executive is entitled to continue to participate in health, welfare and insurance benefits during the two-year severance period. However, executives do not earn any additional service credit during the severance period and severance payments are not included in pensionable earnings.

•	The executive is entitled to receive outplacement assistance for 12 months following termination.

Severance-related benefits are provided only if the executive executes a separation agreement prepared by Kellogg, which may include non-compete, non-solicitation, non-disparagement and confidentiality provisions.

The following table presents the estimated separation benefits which we would have been required to pay to each NEO if his employment had been terminated as of January 2, 2010.

	Severance Pay
	Cash Compensation			Vesting of Unvested			Benefits		Other	Total
	Two Times Base Salary ($)	Two Times Target Annual Incentives ($)	2009 Annual Target Incentive ($)(1)	Stock Options ($)(2)	EPP Awards ($)(3)	Restricted Stock ($)(2)	Health and Welfare Benefits ($)(4)	Change to Retirement Benefits ($)(5)	Outplacement ($)	($)
David Mackay	2,300,000	3,450,000	1,725,000	4,539,187	8,192,800	0	70,000	4,129,000	50,000	24,455,987
John Bryant	1,600,000	1,840,000	920,000	2,049,352	1,042,720	1,862,000	70,000	(415,000)	50,000	9,019,072
Brad Davidson	1,300,000	1,170,000	585,000	1,052,039	563,920	1,330,000	70,000	(3,103,000)	50,000	3,017,959
Paul Norman	1,200,000	1,080,000	540,000	800,107	563,920	798,000	70,000	(1,948,000)	50,000	3,154,027
Tim Mobsby	1,422,900	996,030	498,015	536,180	500,080	0	110,000	(125,000)	50,000	3,988,205

(1)	Payable at our discretion.

(2)	Represents the intrinsic value of unvested stock options and restricted stock as of January 2, 2010, based on a stock price of $53.20.

(3)	For Mr. Mackay, who is the only retirement-eligible NEO, represents the value based on the actual number of shares paid out under the 2007-2009 EPP and the “target” number of shares under the 2008-2010 EPP and 2009-2011 EPP and, in each case, a stock price of $53.20. For all other NEOs, represents the value based on the actual number of shares paid out under the 2007-2009 EPP, which would be payable at our discretion, and a stock price of $53.20. Since the other NEOs are not retirement-eligible as of January 2, 2010, the 2008-2010 EPP and 2009-2011 EPP awards would be forfeited.

(4)	Represents the estimated costs to Kellogg of continued participation in medical, dental and life insurance benefits during the severance period. Of the $110,000 reported for Mr. Mobsby, $92,000 represents social taxes that would have to be paid to the tax authority in Ireland.

(5)	Represents both (a) the incremental value of retiree medical for Mr. Mackay only and (b) the increase (decrease) to the estimated actuarial present value of retirement benefit accrued through January 2, 2010 for each NEO associated with terminating an NEO’s employment without cause. The estimated actuarial present value of retirement benefit accrued through January 2, 2010 appears in the Pension Benefits Table on page 51 of this proxy statement. For each NEO, changes to retirement benefits upon severance vary depending on age, service and pension formula at the time of termination. For Mr. Bryant, Mr. Davidson, Mr. Norman and Mr. Mobsby, the change to his retirement benefit is negative because, based on his age, service and pension formula, his pension benefit upon severance does not include early retirement subsidies that are assumed to be earned under the pension benefit calculated in the Pension Benefit Table.

Retirement, Disability and Death

Retirement.    In the event of retirement, an executive is entitled to receive (1) the benefits payable under our retirement plans and (2) accelerated vesting of unvested stock options, continued vesting of his or her awards under our outstanding EPP plans (the amount of which will be based on our actual performance during the relevant periods and paid after the end of the performance periods) and continued vesting of his or her restricted stock. We have the discretion to pay an executive an annual incentive award for the current year at the target level, prorated as of the date of retirement.

The following table presents the estimated benefits payable, based on retirement as of January 2, 2010, to those NEOs who were retirement eligible as of January 2, 2010, assuming they retired on that date. In addition to the benefits shown in this table, the NEOs would be entitled to their vested benefits under our retirement plans, which are described in the section of this proxy statement called “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans.”

	Additional Benefits Upon Retirement(1)
	Cash Compensation		Vesting of Unvested Equity Awards(3)			Total
	Base Salary ($)(2)	2009 Annual Target Incentive ($)(3)	Stock Options ($)(4)	EPP Awards (at max) ($)(5)	Restricted Stock ($)	($)
David Mackay	0	1,725,000	4,539,187	8,192,800	0	14,456,987

(1)	Information regarding Mr. Bryant, Mr. Davidson, Mr. Norman and Mr. Mobsby is not presented in this table because these individuals were not retirement eligible as of January 2, 2010. See the “Annual Incentive and Accelerated Vesting” column in the table under “— Death or Disability.”

(2)	Payable through retirement date only.

(3)	Payable at our discretion.

(4)	Represents the intrinsic value of unvested stock options as of January 2, 2010, based on a stock price of $53.20.

(5)	Valued based on the actual number of shares paid out under the 2007-2009 EPP and the “target” number of shares under the 2008-2010 EPP and 2009-2011 EPP and, in each case, a stock price of $53.20.

Death or Disability.    Upon the death or disability of an executive, the executive or his or her beneficiary would receive the benefits described in the Additional Benefits Upon Retirement table above (or, in the case of executives who were not retirement eligible as of January 2, 2010, the benefits described below).

In addition, in the event of an executive’s death, his beneficiary would receive payouts under Kellogg-funded life insurance policies and our Executive Survivor Income Plan. However, for NEOs based in the U.S., the deceased executive’s retirement benefits would be converted to a joint survivor annuity, resulting in a decrease in the cost of these benefits. In the event of an executive’s disability, the executive would receive disability benefits starting six months following the onset of the disability with no reductions or penalty for early retirement.

The following table presents the estimated benefits payable upon death or disability as of January 2, 2010.

	Additional Benefits Upon Death or Disability
	Annual Incentive and Accelerated Vesting(1)	Adjustments Due to Death			Adjustments Due to Disability
	Total ($)	Life Insurance and Executive Survivor Income Plan Benefits ($)(2)	Change to Retirement Benefits ($)(3)	Total for Death ($)	Change to Retirement Benefits ($)(4)	Total for Disability ($)
David Mackay	14,456,987	13,455,000	(3,896,000)	24,015,987	3,970,000	18,426,987
John Bryant	7,257,272	8,126,000	(649,000)	14,734,272	(415,000)	6,842,272
Brad Davidson	4,233,199	5,803,000	(3,652,000)	6,384,199	(3,103,000)	1,130,199
Paul Norman	3,313,827	5,357,000	(2,279,000)	6,391,827	(1,948,000)	1,365,827
Tim Mobsby	1,991,795	6,611,000	(839,000)	7,763,795	2,203,000	4,194,795

(1)	For Mr. Mackay, represents the total amount shown in the Additional Benefits Upon Retirement table. For Mr. Bryant, Mr. Davidson, Mr. Norman and Mr. Mobsby, represents the aggregate value of the 2009 Annual Target Incentive, the intrinsic value of unvested stock options (which would vest upon death or disability), the value of outstanding EPP awards (which would continue to vest following death or disability, be payable based on our actual performance during the relevant periods and be paid following the end of the performance periods) and the intrinsic value of restricted stock (which would continue to vest following death or disability).

(2)	Payment of death benefits for company-paid life insurance and Executive Survivor Income Plan.

(3)	Represents the incremental value of retiree medical and the increase (decrease) to the estimated actuarial present value of retirement benefit accrued through January 2, 2010 for each NEO associated with an NEOs retirement benefits being converted to a survivor annuity upon his death. The estimated actuarial present value of retirement benefit accrued through January 2, 2010 appears in the Pension Benefits Table on page 51 of this proxy statement. For the U.S. NEOs the Change to Retirement Benefits is negative because the benefits provided upon death do not include early retirement subsidies otherwise included in the estimate of retirement benefits. Also, the survivor annuity upon death is reduced to less than 50% of the benefit provided upon early or normal retirement.

(4)	For Mr. Mackay, represents both (a) the incremental value of retiree medical and (b) the increase to the estimated actuarial present value of retirement benefit accrued through January 2, 2010, based on the terms of his agreement. For Mr. Bryant, Mr. Davidson and Mr. Norman, the Change to Retirement Benefits is negative because the disability retirement payments begin at a later age (age 65) than early retirement benefits (age first eligible to receive an unreduced pension). The estimated actuarial present value of retirement benefit accrued through January 2, 2010 appears in the Pension Benefits Table on page 51 of this proxy statement.

Potential Change In Control Payments.    We have arrangements with our NEOs that provide for benefits, which are only payable if a “change in control” occurs.

Our 2003 Long-Term Incentive Plan and 2009 Long-Term Incentive Plan specifies the treatment of outstanding, unvested equity awards granted under each respective plan to employees including the NEOs upon the occurrence of a change of control (regardless of whether or not employment terminates). The severance and other benefits payable to Mr. Mackay and Mr. Bryant under their agreements are due only if (1) there is a change in control and (2) we terminate their employment unrelated to cause, or if they terminate their employment for good reason within three years following a change in control, commonly referred to as a “Double Trigger.” Good reason includes a material diminution of position, decrease in salary or target annual incentive percentage or meaningful change in location.

A “change in control” is defined in the agreements to include a change in a majority of the Board, consummation of certain mergers, the sale of all or substantially all of our assets and Shareowner approval of a complete liquidation or dissolution. The “change in control” definition also includes an acquisition by a party of 20% or 30% of Kellogg common stock, depending on the post-acquisition ownership of the Kellogg Foundation and Gund Family Trusts (the “Trusts”). The applicable percentage is 20% or more if the Trusts do not collectively own more than 35% of the common stock. The applicable percentage is 30% or more if the Trusts collectively own more than 35% of the common stock.

The change-in-control related severance payments consist of the following:

Payments Triggered Upon a Change in Control.    Unvested stock options and restricted stock awards become immediately exercisable and payable upon the occurrence of a change in control and do not require termination of employment. EPP awards are payable in full at target level (or, at the discretion of the Compensation Committee, above the target level to the extent actual performance through the change in control has exceeded the target level), and are not subject to pro ration.

The following table shows the value of unvested equity awards as of January 2, 2010 for each executive listed below upon a change in control.

	Vesting of Unvested Equity Awards
	Stock Options ($)(1)	EPP Awards ($)(2)	Restricted Stock ($)(1)	Total ($)
David Mackay	4,539,187	8,192,800	0	12,731,987
John Bryant	2,049,352	2,425,920	1,862,000	6,337,272
Brad Davidson	1,052,039	1,266,160	1,330,000	3,648,199
Paul Norman	800,107	1,175,720	798,000	2,773,827
Tim Mobsby	536,180	957,600	0	1,493,780

(1)	Represents the intrinsic value of unvested stock options and restricted stock as of January 2, 2010, based on a stock price of $53.20.

(2)	Valued based on the actual number of shares paid out under the 2007-2009 EPP and the “target” number of shares under the 2008-2010 EPP and the 2009-2011 EPP and, in each case, a stock price of $53.20.

Payments Triggered Upon a Termination Following a Change in Control.    In December 2008, the Board reduced the amount of severance payments which the NEOs would receive if they are terminated following a change in control. Cash severance is now payable in the amount of two times the current annual salary plus two times the highest annual incentive award earned or received during the three years before the change in control. Previously, the NEOs would have received three times base and annual incentive award (and three years of related benefits). In addition, executives are entitled to receive the annual incentive award for the current year at the higher of target or the actual formula-calculated award, prorated as of the date of termination. This amount is payable as a lump sum within 30 days after termination.

Additional retirement benefits would equal the actuarial equivalent of the benefit the executive would have received for two years of additional participation under our retirement plans. The executive will continue to participate in benefit plans for a two-year period following termination, and will also receive outplacement assistance.

These arrangements provide for “gross-up” payments to cover any U.S. federal excise taxes owed on change in control-related severance payments/benefits. The “gross-up” is an additional payment that would cover (1) the amount of federal excise taxes and (2) the additional income taxes resulting from payment of the “gross-up.” As a non-U.S. taxpayer, Mr. Mobsby does not receive this gross-up amount. In response to emerging trends in corporate governance, the arrangements were revised to provide that “gross-up” payments are only made if the change-in-control-related severance payments/benefits exceed 110% of the maximum change-in-control-related severance payments/benefits an executive could receive without any payments/benefits being subject to federal excise taxes (which is generally three times the average of five-years of an executive’s earnings as reported on the executive’s W-2).

The following table assumes that each executive is terminated after a change in control for reasons other than cause, retirement, disability or death. The unvested equity awards that vested upon the change in control, shown in the table immediately above, are also shown in the column “Vesting of Unvested Equity.” These values are estimated as of January 2, 2010.

	Cash Compensation			Benefits			Other		Subtotal			Estimated Payments Following CIC
	Two Times Base Salary ($)	Two Times Annual Incentive ($)(1)	2009 Annual Incentive Payment ($)	Health and Welfare Benefits ($)	Change to Retirement Benefits ($)(2)	Other Benefits and Perquisites ($)(3)	Relocation ($)	Outplacement ($)	If Termination Occurs ($)	Vesting of Unvested Equity($)	Excise Tax Gross- Up ($)(4)	Total If Termination Occurs($)
David Mackay(5)	2,300,000	5,520,000	2,760,000	70,000	8,034,000	60,000	0	50,000	18,794,000	12,731,987	0	31,525,987
John Bryant	1,600,000	3,017,600	1,508,800	70,000	170,000	60,000	0	50,000	6,476,400	6,337,272	0	12,813,672
Brad Davidson	1,300,000	1,918,800	959,400	70,000	(2,362,000)	60,000	0	50,000	1,996,200	3,648,199	0	5,644,399
Paul Norman	1,200,000	1,771,200	885,600	70,000	(1,397,000)	60,000	0	50,000	2,639,800	2,773,827	0	5,413,627
Tim Mobsby	1,422,900	1,882,497	941,248	110,000	1,536,000	100,000	0	50,000	6,042,645	1,493,780	0	7,536,425

(1)	Represents two times the highest of the actual annual incentive awards earned or received for each of the three years from 2007 to 2009.

(2)	Represents both (a) the incremental value of retiree medical for Mr. Mackay only and (b) the increase (decrease) to the estimated actuarial present value of retirement benefit accrued through January 2, 2010 for each NEO associated with terminating an NEO’s employment without cause following a change in control. The estimated actuarial present value of retirement benefit accrued through January 2, 2010 appears in the Pension Benefits Table on page 51 of this proxy statement. For each NEO, changes to retirement benefits upon change in control vary depending on age, service and pension formula at the time of termination. For each of Mr. Davidson and Mr. Norman, the change to his retirement benefit is negative because, based on his age, service and pension formula, his pension benefit upon change in control does not include early retirement benefits that are included in the value used on the Pension Benefits Table. Change in control pension benefits are also increased because of the additional two years of service provided by change in control.

(3)	Consists of Kellogg-paid death benefit, financial planning, physical exam and, for Mr. Mobsby, car allowance over a two-year period after a termination following a change in control.

(4)	The excise tax gross-up payment would apply to amounts triggered by the change of control (as shown in the Vesting of Unvested Equity table) and amounts triggered by an eligible termination following a change of control (as shown in the table above). Represents the estimated amount payable to the executive for taxes (excise and related income taxes) owed on severance-related benefits/payments following a change in control and termination of employment that occur on January 2, 2010. The estimated values in this column were developed based on the provisions of Section 280G and 4999 of the Internal Revenue Code. The actual amount, if any, of the excise tax gross-up will depend upon the executive’s pay, terms of a change in control transaction and the subsequent impact on the executive’s employment. As a non-U.S. taxpayer, Mr. Mobsby does not receive this gross-up amount.

(5)	Consistent with the objectives of the change in control program, the largest single portion of the change in control-triggered benefit for Mr. Mackay is related to equity-based long-term incentives which have value determined by Kellogg’s stock price at the time of a transaction and hence are linked directly to Shareowner gains. In 2008, the Board also reduced the amount of pay continuance following a change in control from three years to two years of salary plus annual incentive award.

RELATED PERSON TRANSACTIONS

Policy For Evaluating Related Person Transactions.    The Board has adopted a written policy relating to the Nominating and Governance Committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements by SEC regulations, which are commonly referred to as “Related Person Transactions.” A “related person” is defined under the applicable SEC regulation and includes our Directors, executive officers and 5% or more beneficial owners of our common stock. The Corporate Secretary administers procedures adopted by the Board with respect to related person transactions and the Nominating and Governance Committee reviews and approves all such transactions. At times, it may be advisable to initiate a transaction before the Nominating and Governance Committee has evaluated it or a transaction may begin before discovery of a related person’s participation. In such instances, management consults with the Chair of the Nominating and Governance Committee to determine the appropriate course of action. Approval of a related person transaction requires the affirmative vote of the majority of disinterested Directors on the Nominating and Governance Committee. In approving any related person transaction, the Nominating and Governance Committee must determine that the transaction is fair and reasonable to Kellogg. The Nominating and Governance Committee periodically reports on its activities to the Board. The written policy relating to the Nominating and Governance Committee’s review and approval of related person transactions is available on our website under the “Investor Relations” tab, at the “Corporate Governance” link.

The related person transaction, if any, referred to under the heading “Related Person Transactions” below was approved by the disinterested members of the Board of Directors.

Related Person Transactions.    There were no related party transactions in 2009.

PROPOSAL 2 — RATIFICATION OF PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP has been appointed by the Audit Committee, which is composed entirely of independent Directors, to be the independent registered public accounting firm for us for fiscal year 2010. PricewaterhouseCoopers LLP was our independent registered public accounting firm for fiscal year 2009. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting and to have an opportunity to make a statement if they desire to do so. The PricewaterhouseCoopers LLP representative is also expected to be available to respond to appropriate questions at the meeting.

If the Shareowners fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee would reconsider its appointment.

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS KELLOGG’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Fees Paid to Independent Registered Public Accounting Firm

Audit Fees.    The aggregate amount of fees billed to Kellogg by PricewaterhouseCoopers LLP for professional services rendered for the audit of our consolidated financial statements and for reviews of our financial statements included in our Quarterly Reports on Form 10-Q was approximately $4.6 million in 2009 and $4.8 million in 2008.

Audit-Related Fees.    The aggregate amount of fees billed to Kellogg by PricewaterhouseCoopers LLP for assistance and related services reasonably related to the performance of the audit of our consolidated financial statements and for reviews of our financial statements included in our Quarterly Reports on Form 10-Q, which were not included in “Audit Fees” above was approximately $0.6 million in 2009 and $0.5 million in 2008. This assistance and related services generally consisted of consultation on the accounting or disclosure treatment of transactions or events and employee benefit plan audits.

Tax Fees.    The aggregate amount of fees billed to Kellogg by PricewaterhouseCoopers LLP for professional services rendered for tax compliance, tax advice, and tax planning was approximately $1.5 million in 2009 and $2.0 million in 2008. These tax compliance, tax advice and tax planning services generally consisted of U.S., federal, state, local and international tax planning, compliance and advice and expatriate and executive tax services, with over $0.6 million being spent for tax compliance in 2009 and over $0.7 million being for tax compliance in 2008.

All Other Fees.    The aggregate amount of all other fees billed to Kellogg by PricewaterhouseCoopers LLP for services rendered, and which were not included in “Audit Fees,” “Audit-Related Fees,” or “Tax Fees” above, was $0 in both 2009 and 2008.

Preapproval Policies and Procedures

The Charter of the Audit Committee and policies and procedures adopted by the Audit Committee provide that the Audit Committee shall pre-approve all audit, internal control-related and all permitted non-audit engagements and services (including the fees and terms thereof) by the independent registered public accounting firm (and their affiliates) and shall disclose such services in our SEC filings to the extent required. Under the policies and procedures adopted by the Audit Committee, the Audit Committee pre-approves detailed and specifically described categories of services which are expected to be conducted over the subsequent twelve months or a longer specified period, except for the services and engagements which the Chairman has been authorized to pre-approve or approve. The Chairman of the Audit Committee has been delegated the authority to pre-approve or approve up to $500,000 of such engagements and services, but shall report such approvals at the next full Audit Committee meeting. Such policies and procedures do not include delegation of the Audit Committee’s responsibilities to Kellogg management.

All of the services described above for 2009 and 2008 were pre-approved by the Audit Committee and/or the Committee Chairman before PricewaterhouseCoopers LLP was engaged to render the services.

Audit Committee Report

The Audit Committee oversees our financial reporting process on behalf of the Board. The Committee is composed of five independent directors (as defined by the New York Stock Exchange Listing Standards), met 6 times in 2009 and operates under a written charter last amended by the Board in February 2010, which is posted on our website at http://investor.kelloggs.com/governance.cfm. As provided in the Charter, the Committee’s oversight responsibilities include monitoring the integrity of our financial statements (including reviewing financial information, the systems of internal controls, the audit process, the Enterprise Risk Management process, and the independence and performance of our internal audit function and independent registered public accounting firm) and our compliance with legal and regulatory requirements. However, management has the primary responsibility for the financial statements and the reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements to be included in the 2009 Annual Report on Form 10-K with management, including a discussion of the quality and the acceptability of our financial reporting and controls.

The Committee reviewed with the independent registered public accounting firm, PricewaterhouseCoopers LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of our financial reporting, internal control and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board AU Section 380 – Communication with Audit Committees.

The Committee has discussed with the independent registered public accounting firm their independence from Kellogg and its management, including matters in the written disclosures and the letter from the independent registered public accounting firm required by Public Company Accounting Oversight Board Rule 3526, “Communication with Audit Committees Concerning Independence.” The Committee also has considered whether the provision by the independent registered public accounting firm of non-audit professional services is compatible with maintaining their independence.

The Committee also discussed with our internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Committee also meets privately with the independent registered public accounting firm, General Counsel, Corporate Controller and Vice President of Internal Audit at each in-person meeting.

In reliance on the reviews and the discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 2, 2010, for filing with the SEC. The Committee also reappointed our independent registered public accounting firm for our 2010 fiscal year.

AUDIT COMMITTEE

Dr. John Zabriskie, Chair

John Dillon

Don Knauss

Rogelio Rebolledo

Robert Steele

PROPOSAL 3 — SHAREOWNER PROPOSAL TO ADOPT SIMPLE MAJORITY VOTE

We expect the following proposal (Proposal 3 on the proxy card and voting instruction card) to be presented by a Shareowner at the annual meeting. Names, addresses and share holdings of the Shareowner proponent and, where applicable, of co-filers, will be supplied upon request.

Resolution Proposed by Shareowner:

RESOLVED, Shareholders request that our board take the steps necessary so that each shareholder voting requirement in our charter and bylaws, that calls for a greater than simple majority vote, be changed to a majority of the votes cast for and against the proposal in compliance with applicable laws.

Shareowner’s Supporting Statement:

Currently a 1%-minority can frustrate the will of our 66%-shareholder majority. Also our supermajority vote requirements can be almost impossible to obtain when one considers abstentions and broker non-votes. Supermajority requirements are arguably most often used to block initiatives supported by most share owners but opposed by management.

This proposal topic won from 74% to 88% support at the following companies in 2009:

Weyerhaeuser (WY), Alcoa (AA), Waste Management (WM), Goldman Sachs (GS), FirstEnergy (FE), McGraw-Hill (MHP) and Macy’s (M). The proponents of these proposals included Nick Rossi, William Steiner, James McRitchie and Ray T. Chevedden.

The merits of this Simple Majority Vote proposal should also be considered in the context of the need for further improvements in our company’s corporate governance. For instance in 2009 the following governance issues were identified:

We gave 44%-support to a 2009 shareholder proposal calling for one-year terms for directors. Since a Kellogg foundation controls 24% of our voting power, it is believed that this 44%-vote represented 57%-support from our independent shareholders.

The Corporate Library www.thecorporatelibrary.com an independent investment research firm, rated our company “D” with “High Governance Risk” and “Very High Concern” in executive pay — $12 million for David Mackay.

Our company did not disclose specific targets for our CEO’s annual incentives, which made it hard for shareholders to determine the program’s effectiveness. A further problem was that incentive payments were made even if performance was below target or the median of the performance peer group. The large proportion of stock options as pay can encourage management to manipulate results to achieve a short-term stock price rise.

Five of the 12-member board were long-tenured (11 to 23 years) and were a majority of and/or occupied the chair position of the committees for executive pay, nominations and social responsibility. Additionally, Director Ann McLaughlin Korologos was on four other boards. Ms. Korologosis was a member of the committees mentioned above. This “overboarding” can limit the time and attention a director has for each board. It can also be an indicator of — or a contributor to — relationships and connections that make it more difficult to provide the respectful skepticism necessary for independent oversight.

We also had no shareholder right to vote on each director annually, to call a special shareholder meeting, cumulative voting or act by written consent.

The above concerns show there is need for improvement. Please encourage our board to respond positively to this proposal: Adopt Simple Majority Vote — Yes on 3.

Our Response — Statement in Opposition to Proposal:

The Board has carefully considered the above proposal, and believes that it is not in the best interest of the Shareowners. Consequently, the Board recommends that the Shareowners vote against the proposal for the following reasons:

Voting Requirements.    The Board believes that the supermajority voting standards under the Company’s Amended Restated Certificate of Incorporation and Bylaws (collectively, governance documents) are appropriate and necessary. Under the Company’s existing governance documents, a simple majority vote requirement already applies to most matters submitted for Shareowner approval. Our governance documents require the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote for a few, but important, matters of corporate structure and governance, which are as follows: (i) an alteration, amendment or repeal, or any new provision, inconsistent with certain provisions of the existing governance documents; (ii) the Company’s merger or consolidation with or into another entity; (iii) the sale, lease, exchange or other disposition of all or substantially all of the Company’s assets; (iv) the liquidation or dissolution of the Company; or (v) the removal of directors for cause outside the Shareowner annual meeting process. The Board believes that in these limited circumstances the higher voting requirements are more representative of all Shareowners for a variety of reasons, the most relevant of which are described below.

Broad Consensus of All Shareowners.    Delaware law permits supermajority voting requirements and a number of publicly-traded companies have adopted these provisions to preserve and maximize long-term value for all Shareowners. Because these provisions give holders of less than a majority of the outstanding shares the ability to defeat a proposed extraordinary transaction or fundamental change, they generally have the effect of giving minority shareowners a greater voice in corporate structure and governance. The Board strongly believes that extraordinary transactions and fundamental changes to corporate governance should have the support of a broad consensus of the Company’s Shareowners rather than a simple majority. Our governing documents were intentionally created to include a supermajority vote standard that would apply to the areas described above because of their importance to the Company. The Board also believes that the supermajority vote requirements protect Shareowners, particularly minority shareowners, against the self-interested actions of short-term investors. Without these provisions, it would be possible for a group of short-term Shareowners to approve an extraordinary transaction that is not in the best interest of the Company and opposed by nearly half of the Company’s Shareowners.

Fiduciary Duty.    The Board is subject to fiduciary duties under the law to act in a manner that it believes to be in the best interests of the Company and its Shareowners. Shareowners, on the other hand, do not have the same fiduciary duty as the Directors. As a result, a group of short-term Shareowners may act in their own self-interests to the detriment of other Shareowners. Accordingly, the supermajority voting standards are necessary to safeguard the long-term interests of the Company and its Shareowners.

Protection Against Certain Takeovers.    The supermajority voting provisions further protect the Company’s Shareowners by encouraging persons or firms making unsolicited takeover bids to negotiate directly with the Board. As noted above, the Board has a fiduciary duty under the law to act in a manner that it believes to be in the best interests of the Company and its Shareowners. In addition, substantially all of the Company’s Board members are ‘independent’ under the standards adopted by the New York Stock Exchange. Supermajority voting requirements encourage potential acquirers to deal directly with the Board, which in turn enhances the Board’s ability to consider the long-term interests of all Shareowners. The Company believes that its independent Board is in the best position to evaluate proposed offers, to consider alternatives, and to protect Shareowners against abusive tactics during a takeover process, and as appropriate, to negotiate the best possible return for all Shareowners. Elimination of these supermajority provisions would make it more difficult for the Company’s independent, Shareowner-elected Board to preserve and maximize value for all Shareowners in the event of an unsolicited takeover bid.

Corporate Governance Practices.    The proponent contends that approval of this proposal would serve as a means of improving the Company’s corporate governance by lowering the required vote for governance changes. After careful consideration of the proposal, the Board does not believe that implementation of this proposal would enhance the Company’s corporate governance practices. The Company’s Nominating and Governance Committee regularly considers and evaluates corporate governance developments and recommends changes to the Board. As discussed in this Proxy Statement, the Board operates under corporate governance principles and practices that are designed to maximize long-term Shareowner value, align the interests of the Board and management with those of our Shareowners, and promote high ethical conduct among our Directors and employees. Additionally, the Company’s governance policies and practices comply with all requirements of the NYSE and SEC corporate governance standards. The Board does not believe that approval of this proposal is needed or advisable, or in the best interests of the Company and its Shareowners.

It is important to note that Shareowner approval of this proposal would not in itself remove the supermajority vote standards. Under the governance documents, to change the supermajority standards, the Board must first authorize amendments to the Company’s governance documents. Shareowners would then have to approve each of those amendments with an affirmative vote of not less than two-thirds of the outstanding shares of the Company entitled to vote generally.

After careful consideration of this proposal, the Board has determined that retention of the supermajority voting requirements remains in the long-term best interests of the Company and its Shareowners. The Board believes that the substantial benefits of a supermajority voting requirement do not come at the expense of prudent corporate governance. To the contrary, the voting requirement is designed to protect the interests of all Shareowners. Moreover, the strong financial performance of Kellogg along with the various corporate governance measures implemented by the Board validates the Board’s commitment to Kellogg and its Shareowners.

FOR THESE REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST”

THE PROPOSAL.

MISCELLANEOUS

Shareowner Proposals for the 2011 Annual Meeting.    Shareowner proposals submitted for inclusion in our proxy statement for the 2011 Annual Meeting of Shareowners must be received by us no later than November 8, 2010. Other Shareowner proposals to be submitted from the floor must be received by us not earlier than November 10, 2010 and not later than December 10, 2010, and must meet certain other requirements specified in our bylaws.

Annual Report on Form 10-K; No Incorporation by Reference.    Upon written request, we will provide any Shareowner, without charge, a copy of our Annual Report on Form 10-K for 2009 filed with the SEC, including the financial statements and schedules, but without exhibits. Direct requests to Kellogg Company Consumer Affairs, P.O. Box CAMB, Battle Creek, Michigan 49016-1986 (phone: (800) 961-1413), the Investor Relations Department, Kellogg Company, P.O. Box 3599, Battle Creek, MI 49016-3599 (phone: (269) 961-2800), or investor.relations@kellogg.com. You may also obtain this document and certain other of our SEC filings through the Internet at www.sec.gov or under “Investor Relations” at www.kelloggcompany.com, the Kellogg website.

Notwithstanding any general language that may be to the contrary in any document filed with the SEC, the information in this proxy statement under the captions “Audit Committee Report,” and “Compensation Committee Report” shall not be incorporated by reference into any document filed with the SEC.

By Order of the Board of Directors,

Gary Pilnick

Senior Vice President, General Counsel, Corporate Development and Secretary

March 8, 2010

KELLOGG COMPANY, BATTLE CREEK, MICHIGAN 49017-3534

POST OFFICE BOX 3599 ONE KELLOGG SQUARE BATTLE CREEK, MI 49016-3599

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Kellogg Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Kellogg Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M20637-P90302-Z51906	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

KELLOGG COMPANY		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR each of the nominees for director in Proposal 1.
Vote on Directors		☐	☐	☐
1.	Election Of Directors (term expires 2013)
Nominees:
01) Benjamin Carson
02) Gordon Gund
03) Dorothy Johnson
04) Ann McLaughlin Korologos

The Board of Directors recommends a vote FOR Proposal 2.							For	Against	Abstain
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as Kellogg’s independent registered public accounting firm for fiscal year 2010.						☐	☐	☐
The Board of Directors recommends a vote AGAINST Proposal 3.
3.	Shareowner proposal to adopt simple majority vote.						☐	☐	☐

NOTE: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give full name as such.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

KELLOGG COMPANY

ADMISSION TICKET

(not transferable)

You are cordially invited to attend the Annual Meeting of Shareowners of Kellogg Company to be held on Friday, April 23, 2010 at 1:00 p.m. (Eastern Time) at the W. K. Kellogg Auditorium, 50 West Van Buren Street, Battle Creek, Michigan.

Please present this admission ticket in order to gain admittance to the meeting. This ticket admits only the shareowner(s) listed on the reverse side and is not transferable. If these shares are held in the name of a broker, trust, bank or other nominee, you should bring a proxy or letter from the broker, trustee, bank or nominee confirming the beneficial ownership of the shares.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREOWNERS TO BE HELD ON APRIL 23, 2010: The Notice of the Annual Meeting, the Proxy Statement, and the annual report, including Form 10-K, are available at http://investor.kelloggs.com.

M20638-P90302-Z51906
KELLOGG COMPANY PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREOWNERS, APRIL 23, 2010

The undersigned appoints James M. Jenness and Gordon Gund, or each one of them as shall be in attendance at the meeting, as proxy or proxies, with full power of substitution, to represent the undersigned at the Annual Meeting of Shareowners of Kellogg Company to be held on April 23, 2010 and at any postponement or adjournment of the meeting, and to vote on behalf of the undersigned as specified on this Proxy the number of shares of common stock of Kellogg Company as the undersigned would be entitled to vote if personally present, upon the matters referred to on the reverse side hereof, and, in their discretion, upon any other business as may properly come before the meeting.

The undersigned acknowledges receipt of the Notice of the Annual Meeting of Shareowners and of the accompanying proxy statement and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed. If this Proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the nominees for director in proposal 1, “FOR” proposal 2, and “AGAINST” proposal 3, each of which is set forth on the reverse side hereof. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting and any adjournment or postponement thereof.

IMPORTANT — This Proxy is continued and must be signed and dated on the reverse side.